UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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PHARMATHENE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of PharmAthene, Inc., to be held on Wednesday, June 10, 2015 at 10:00 a.m. (Eastern Time) at the offices of Dentons US LLP at 1301 K Street, NW, Suite 600, East Tower, Washington, DC 20005. Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and proxy statement.

We hope that you will be able to attend the Annual Meeting. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to submit your proxy by signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card.

On behalf of PharmAthene, I would like to express our appreciation for your support and continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

John M. Gill
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 10, 2015

To our Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of PharmAthene, Inc. to be held on Wednesday, June 10, 2015 at 10:00 a.m. (Eastern Time) at the offices of Dentons US LLP at 1301 K Street, NW, Suite 600, East Tower, Washington, DC 20005. The purpose of the Annual Meeting will be to consider the following proposals:

1.	to elect up to six (6) directors to the Board of Directors to serve until our 2016 Annual Meeting of Stockholders and until their successors have been elected and qualified (“proposal 1”);
2.	to consider and provide an advisory (non-binding) vote to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay proposal” or “proposal 2”);
3.	to ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2015 (“proposal 3”); and
4.	to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

You are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting, if you were the holder of record of any shares of our common stock at the close of business on April 20, 2015, the record date for the Annual Meeting fixed by the Board.

Our Board of Directors recommends that our stockholders vote FOR each of the nominees for director named in the proxy statement, and FOR each of proposals 2 and 3. Our stockholders may also be asked to consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. The vote of each stockholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign, date and promptly return the enclosed proxy card in the accompanying envelope. No postage is necessary if mailed in the United States. Please see the instructions on your proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is not part of the proxy soliciting material, is enclosed. This Notice of Annual Meeting of Stockholders and the accompanying proxy materials are first being mailed out to stockholders on or about May 8, 2015.

By Order of the Board of Directors,

John M. Gill
President and Chief Executive Officer
Annapolis, Maryland
April 30, 2015

PHARMATHENE, INC.

Proxy Statement for 2015 Annual Meeting of Stockholders
to be Held June 10, 2015

i

PHARMATHENE, INC.
One Park Place, Suite 450
Annapolis, Maryland 21401

Proxy Statement
2015 Annual Meeting of Stockholders
to be held June 10, 2015

General Information and Questions and Answers about the Proxy Materials and Voting

Purpose of this Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of PharmAthene, Inc., a Delaware corporation (“PharmAthene”, the “Company”, “we”, “us” or “ours”), for the 2015 Annual Meeting of Stockholders of PharmAthene (the “Annual Meeting”) to be held on Wednesday, June 10, 2015, and any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders and more fully described in this proxy statement. This proxy statement, PharmAthene’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the accompanying proxy card (including voting instructions) are first being mailed to stockholders on or about May 8, 2015.

Time and Place of Annual Meeting

The Annual Meeting will be held on Wednesday, June 10, 2015 at 10:00 a.m. (Eastern Time) at the offices of Dentons US LLP at 1301 K Street, NW, Suite 600, East Tower, Washington, DC 20005.

Lists of Stockholders

In accordance with Delaware law, lists of our stockholders who are entitled to vote at the Annual Meeting will be available for inspection by any stockholder present at the Annual Meeting and, for ten days prior to the Annual Meeting, by any stockholder, for purposes germane to the meeting, at our offices located at One Park Place, Suite 450, Annapolis, Maryland 21401 and at the offices of Dentons LLP in Washington, DC. Any inspection of these lists prior to the Annual Meeting must be conducted between 9:30 A.M. and 4:30 P.M. (Eastern Time). Please contact our Corporate Secretary before going to conduct any inspection prior to the Annual Meeting.

What is Being Voted On?

The following proposals are expected to be considered and voted upon at the Annual Meeting:

1.	to elect up to six (6) directors (the “Director Nominees”) to the Board of Directors to serve until our 2016 Annual Meeting of Stockholders and until their successors have been elected and qualified (“proposal 1”);
2.	to consider and provide an advisory (non-binding) vote to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay proposal” or “proposal 2”);
3.	to ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2015 (“proposal 3”); and
4.	to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Who Can Vote and On Which Proposals May I Vote?

If you owned any shares of our common stock on April 20, 2015, as reflected in our stock register, you may vote at the Annual Meeting on the proposals listed above.

What Number of Shares are Outstanding?

At the close of business on April 20, 2015, 63,674,526 shares of common stock were outstanding. Each share of common stock is entitled to one vote.

Who is a Record Holder?

You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such broker, bank or other nominee is the record holder and your shares are referred to as being held in “street name.”

If your shares are registered directly in your name, we are sending these proxy materials directly to you. If the record holder of your shares is a broker, bank or other nominee, you will receive proxy materials from such record holder.

What is a Quorum?

A quorum is the number of shares that must be represented in person or by proxy in order for business to be transacted at the Annual Meeting. A quorum will be present at the Annual Meeting if holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting are present in person or by proxy. Abstentions will count as present for the purpose of establishing a quorum, while broker non-votes will not. If a quorum is not present or represented by proxy, the holders of a majority of the shares entitled to vote at the Annual Meeting who are present in person or represented by proxy may adjourn the Annual Meeting to another date.

What are “Broker Non-Votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. The election of directors and the say-on-pay proposal (i.e., proposals 1 and 2) are considered to be “non-routine” matters; as such, if you hold your shares in street name and do not give voting instructions to the broker, bank or other nominee holding your shares, your shares will not be voted with respect to these proposals. This is what is referred to as a “broker non-vote.”

How many Votes are Required to Approve a Proposal?

A Director Nominee is elected to our Board if he receives the favorable vote of a plurality of the votes cast by the shares of our common stock that are entitled to vote and are present in person or represented by proxy at the Annual Meeting. Thus, a Director Nominee may be elected even if the Director Nominee receives votes from less than a majority of the shares represented at the meeting.

The say-on-pay proposal and proposal to approve the ratification of the selection of our independent registered public accounting firm each require the favorable vote of a majority of the shares of our common stock that are entitled to vote and are present in person or represented by proxy at the Annual Meeting.

How Do I Vote?

Record Holders:  You may vote in person at the Annual Meeting or you may give us your proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting, as you can always change your vote at the Annual Meeting.

Shares Held by Brokers, Banks or Other Nominees:  If your shares are held by a broker, bank or other nominee, you will receive instructions from such nominee that you must follow in order to have your shares voted.

If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock as of April 20, 2015.

If you hold your shares in “street name,” your shares may be voted even if you do not vote or attend the Annual Meeting. However, your broker, bank or other nominee cannot vote your shares with respect to non-routine proposals without specific instructions from you. If you do not provide instructions with your proxy with respect to non-routine matters such as the election of directors and say-on-pay proposal, your broker, bank or other nominee must deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or other nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not count for purposes of determining the number of votes cast. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions that you provide.

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.

How Are My Shares of Common Stock Voted If I Give You My Proxy?

If you give us your proxy to vote your shares of common stock, we will be authorized to vote your shares of common stock, but only in the manner you direct. You may direct us to vote for all, some or none of the Director Nominees. You may direct us to vote your shares of common stock for or against the say-on-pay proposal and the proposal to ratify and approve the appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2015. You may also abstain from voting.

Subject to the rules on “broker non-votes” described above for “street name” holders, if you give us your proxy with instructions to vote your shares of common stock and do not withhold authority to vote for the election of any of the Director Nominees, all of your shares of common stock will be voted for the election of each Director Nominee. Subject to the rules on “broker non-votes,” if you withhold authority to vote your shares of common stock for any Director Nominee, none of your shares of common stock will be voted for that candidate, but all of your shares of common stock will be voted for the election of each Director Nominee for whom you have not withheld authority to vote.

As to the say-on-pay proposal and the proposal to ratify and approve the appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2015, if you give us your proxy to vote your shares of common stock but do not specify how you want your shares voted, your shares of common stock will be voted in favor of these proposals, subject to the rules on “broker non-votes.”

Subject to the rules on “broker non-votes,” if you give us your proxy to vote your shares of common stock and any additional business properly comes before our stockholders for a vote at the Annual Meeting, the persons named in the enclosed proxy card will vote your shares of common stock on those matters as instructed by our Board or, in the absence of any express instructions, in accordance with their own best judgment. As of the date of this proxy statement, we were not aware of any other matter to be raised at the Annual Meeting.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (by any method available for giving your original proxy), by sending us a written notice of your desire to revoke your proxy at the following address: PharmAthene, Inc., One Park Place, Suite 450, Annapolis, Maryland 21401, c/o Corporate Secretary, or by voting in person at the meeting. However, your proxy will not automatically be revoked merely because you attend the Annual Meeting.

What Happens if a Nominee Becomes Unavailable?

If any of our Director Nominees becomes unavailable for any reason before the election, we may reduce the number of directors serving on our Board or a substitute candidate may be designated. We do not anticipate that any nominee will be unable to stand for election, but if that happens, a proxy will be voted in favor of another director nominated by the Board.

Why Did I Receive More Than One Proxy Card?

You may receive more than one proxy card depending on how you hold your shares. If you hold your shares through someone else, such as a broker, bank or other nominee, you may receive materials from them asking you how you want your shares voted.

Who Will Pay the Expenses of Proxy Distribution?

The Company will pay the expenses of the preparation of the proxy materials and the solicitation of proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission (the “SEC”) and the NYSE MKT, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of the Company’s common stock.

Are Proxy Materials available on the Internet?

Yes. Please see the notice below:

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 10, 2015:

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available on the following Web site under “SEC Filings”: http://ir.pharmathene.com

Who Can Help Answer My Questions?

If you have questions about any of the proposals, you may write or call PharmAthene, Inc. at One Park Place, Suite 450, Annapolis, Maryland 21401, (410) 269-2600, Attention: Corporate Secretary.

You may also obtain additional information about PharmAthene from documents filed with the SEC by following the instructions in the section entitled “Other Information.”

Other Business

Our Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment or as recommended by the Board.

PROPOSAL 1

ELECTION OF DIRECTORS

PharmAthene’s directors are elected at each annual meeting of stockholders and hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Our Bylaws provide that the number of Directors constituting the entire Board shall be not less than one nor more than nine as determined by resolution of the Board. Our Board has recently reduced the number of directors from eight to six.

The Board has nominated as Director Nominees John M. Gill, Eric I. Richman, Jeffrey W. Runge, M.D., Mitchel B. Sayare, Ph.D., Derace L. Schaffer, M.D. and Steven St. Peter, M.D. to serve until our 2015 Annual Meeting of Stockholders and until their successors have been elected and qualified. All Director Nominees are currently directors of PharmAthene. Each Director Nominee has indicated to the Company that he will serve if elected. We do not anticipate that any Director Nominee will be unable to stand for election, but if that happens, a proxy will be voted in favor of another Director nominated by the Board.

Director Nominees

Set forth below is information regarding each Director Nominee.

Name	Age	Position
John M. Gill**	63	Director, President and Chief Executive Officer
Eric I. Richman	54	Director
Jeffrey W. Runge, M.D.*	59	Director
Mitchel B. Sayare, Ph.D.*	67	Chairman of the Board
Derace L. Schaffer, M.D.*	67	Director
Steven St. Peter, M.D.*	48	Director

*	Currently independent director.
**	Independent director during year ended December 31, 2014. Not depicted in this table are Joel W. McCleary and Brian A. Markison, both of whom served as independent directors during the year ended December 31, 2014 and both of whom resigned effective March 11, 2015.

John M. Gill.  Mr. Gill has served as a member of the Board since August 2007 and from February 2004 to August 2007 served as a member of the Board and as Chairman of the Audit Committee of our predecessor, privately-held PharmAthene (“Former PharmAthene”). On March 12, 2015, Mr. Gill became our President and Chief Executive Officer. Mr. Gill is expected to devote necessary time to carry out his duties as President and Chief Executive Officer, and although he does not have other employment, he is not expected to devote his full time to the business of the Company. From 2003 to 2013, Mr. Gill served as the President, Chief Executive Officer, co-founder and a Director of TetraLogic Pharmaceuticals Corporation, a public biopharmaceutical company. He is also an advisor or director of other private companies, the Kimmel Cancer Center at Thomas Jefferson University, and other non-profit community organizations. Mr. Gill has previously held positions at 3-Dimensional Pharmaceuticals and SmithKline Beecham. Mr. Gill earned a B.A. from Rutgers University. Mr. Gill was chosen to serve as a director of the Company because of his executive and Board experience in the pharmaceutical industry and his substantial financial knowledge and expertise.

Eric I. Richman.  Mr. Richman has served as a member of the Board since May 2010. Mr. Richman was appointed our President and Chief Operating Officer in March 2010, our interim Chief Executive Officer in May 2010 and our Chief Executive Officer in October 2010. He served as our President and Chief Executive Officer through March 11, 2015. Prior to his March 2010 appointment, Mr. Richman was our Senior Vice President, Business Development and Strategic Planning since August 2003. Prior to joining the Company, Mr. Richman held various commercial and strategic positions of increasing responsibility over a 12 year period at MedImmune, Inc. from its inception and was director, International Commercialization at that company. Mr. Richman previously served as director of Lev Pharmaceuticals (until its acquisition by ViroPharma Incorporated in 2008) and American Bank and has been serving as director of ADMA Biologics, Inc. since 2007. Mr. Richman earned a B.S. in biomedical science from the Sophie Davis School of

Biomedical Education (CUNY Medical School) and a M.B.A. from the American Graduate School of International Management. Mr. Richman was chosen to serve on the Board because of his years of experience as executive officer at the Company and his experience in the areas of business development and commercialization. As our former Chief Executive Officer, Mr. Richman provides the Board with critical insight into the day-to-day operations of the Company.

Jeffrey W. Runge, M.D.  Dr. Runge has served as a member of the Board since December 2009. Dr. Runge is a Principal at The Chertoff Group, a firm providing advisory services in business risk management, homeland security and homeland defense. He is also the President and founder of Biologue, Inc., which provides consulting in biodefense, medical preparedness and injury prevention and control. Dr. Runge serves as an Adjunct Professor of Emergency Medicine at the University of North Carolina (UNC) — Chapel Hill and is the Director of the National Collaborative for Bio-Preparedness. Since September 2013, he has been directing the creation of a national biodefense asset at UNC — Chapel Hill for the Department of Homeland Security (DHS) in the area of biosurveillance. From 2001 through August of 2008, Dr. Runge served in the Bush administration, first as the head of the National Highway Traffic Safety Administration, and, beginning in September 2005, as the Department of Homeland Security’s first Chief Medical Officer. Dr. Runge founded the DHS Office of Health Affairs in 2007 and was confirmed by the Senate as DHS’s first Assistant Secretary for Health Affairs in December of 2007. Dr. Runge also served as Acting DHS Undersecretary for Science and Technology from February through August 2006. In his role at DHS, Dr. Runge oversaw the operations of the department’s biodefense activities, medical preparedness and workforce health protection, including managing DHS’ role in Project BioShield, working with the various federal departments on medical countermeasure assurance. Prior to joining DHS, Dr. Runge was Assistant Chairman of the Department of Emergency Medicine at the Carolinas Medical Center in Charlotte, North Carolina, from 1984 through 2001. Dr. Runge served on the board of directors of Conmed Corporation in 2011 and 2012. Dr. Runge earned a M.D. from the Medical University of South Carolina and his undergraduate degree from the University of the South. Dr. Runge was chosen to serve as a director of the Company because of his invaluable background in the public sector, particularly his experience in the Bush administration as a founder of the DHS Office of Health Affairs, as well as his practical experience in the medical field.

Mitchel B. Sayare, Ph.D.  Dr. Sayare has been a member of the Board since April 2010 and was appointed Chairman of the Board in July 2011. Until 2010, Dr. Sayare served as the Chairman of the Board of public company ImmunoGen, Inc. (a position he had held since 1989). In addition, he served as ImmunoGen’s Chief Executive Officer from 1986 to December 31, 2009, and as its President from 1986 to 1992, and from 1994 to July 2008. He currently serves as a consultant to ImmunoGen. Prior to joining ImmunoGen, he served as Vice President of Development of Xenogen from 1982 to 1985. Prior to that he was Assistant Professor of Biophysics and Biochemistry at the University of Connecticut. Dr. Sayare earned a Ph.D. in biochemistry from Temple University School of Medicine. Dr. Sayare is a director of Boston IVF, Inc., Cymogen Dx, Inc. and Isabella Products, Inc., all privately-held companies. Dr. Sayare was chosen to serve as a director because of his substantial experience as a Board member and executive officer of biotechnology companies.

Derace L. Schaffer, M.D.  Dr. Schaffer previously served as Vice Chairman and Chief Executive Officer of Healthcare Acquisition Corp. from April 2005 to August 2007. Dr. Schaffer is the founder and Chief Executive Officer of The Lan Group, a venture capital firm specializing in healthcare and high technology investments. He has served as Chairman of several healthcare companies, including Radiologix, Inc. when it was private, and he has been an active investor for approximately twenty years on a variety of healthcare companies. Dr. Schaffer is the founder of Radiologix. Dr. Schaffer served as Chief Executive Officer and Chairman of the Board of Ide Imaging Group, P.C. from 1980 to 2001. Dr. Schaffer has served as a director on many healthcare boards of directors, including several health systems and more than twenty healthcare services and technology companies. Dr. Schaffer received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident. He has previously served as director of American CareSource Holdings, Inc., Radiologix, King Pharmaceuticals, Inc. and Allion Healthcare, Inc. (each a public company). Dr. Schaffer serves as a director on the boards of private companies Innovolt, Inc., Medical Tracking Solutions, Inc. and Partners Imaging. Dr. Schaffer is a member of Alpha Omega Alpha, the national medical honor society. Dr. Schaffer currently is also a Clinical Professor of

Radiology at Weill Cornell Medical College. Dr. Schaffer was chosen to serve as a director of the Company because of his substantial experience as an executive, Board member and investor in the healthcare and technology industries and his practical experience in the medical field.

Steven St. Peter, M.D.  Dr. St. Peter has served as a member of the Board since August 2007 and from October 2004 to August 2007 was a member of the Board of Former PharmAthene. Dr. St. Peter is President and Chief Executive Officer of Aratana Therapeutics, an animal health company, a position he assumed in September 2012. Dr. St. Peter has also served as a director of Aratana since 2010. Dr. St. Peter was employed by MPM Capital from 2004 to May 2012, and he was a Managing Director based in the Boston office. His investment scope included both venture and buyout transactions across the pharmaceuticals and medical technology industries. He has previous investment experience from Apax Partners and The Carlyle Group. Dr. St. Peter was previously an assistant Clinical Professor of Medicine at Columbia University. He completed his residency and fellowship at the Hospital of the University of Pennsylvania. Prior to his medical training, he was an investment banker at Merrill Lynch. His previous board experience includes Omrix Biopharmaceuticals, Helicos Biosciences Corporation, EKR Therapeutics, Inc., Proteon Therapeutics, Inc., Rhythm Pharmaceuticals, Inc., Syndax Pharmaceuticals, Inc. and Xanodyne Pharmaceuticals, Inc. Dr. St. Peter earned a M.D. from Washington University, M.B.A. from the Wharton School of the University of Pennsylvania and B.A. in chemistry from the University of Kansas. Dr. St. Peter was chosen to serve as a director of the Company because of his diverse background as a venture capital investor, investment banker, professor of medicine and director of several healthcare companies, which provides him with a unique perspective in serving on our Board.

Who May Vote

If you own any shares of our common stock on April 20, 2015, as reflected in our stock register, you may vote in the election for the Director Nominees.

Votes Required

Each share of our common stock has the right to cast one vote for each of the Director Nominees. A Director Nominee is elected to our Board if he receives the favorable vote of a plurality of the votes cast by the shares of our common stock that are entitled to vote and are present in person or represented by proxy at the Annual Meeting.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION TO OUR BOARD OF EACH OF JOHN M. GILL, ERIC I. RICHMAN, JEFFREY W. RUNGE, M.D., MITCHEL B. SAYARE, PH.D., DERACE L. SCHAFFER, M.D. AND STEVEN ST. PETER, M.D.

Corporate Governance; Board of Directors

Corporate Governance Guidelines

Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, the Company’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have six members on our Board, all of whom are standing for re-election.

Code of Ethics and Business Conduct

PharmAthene has a Code of Ethics and Business Conduct that applies to all directors, officers and employees, which can be found on our website, www.pharmathene.com, under the heading “Investors” (see “Corporate Governance” — “Governance Documents”) or by writing to PharmAthene, Inc., One Park Place, Suite 450, Annapolis, Maryland 21401, c/o Corporate Secretary. All of our directors, officers and employees are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them. The Company will post any amendments to the Code of Ethics and Business Conduct, as well as any waivers, that are required to be disclosed by the rules of either the SEC or the NYSE MKT, on the Company’s web site, www.pharmathene.com.

Director Independence

We use the definition of “independence” under Section 803A of the NYSE MKT Company Guide, as applicable and as may be modified or supplemented from time to time, and the interpretations thereunder, to determine if the members of our Board are independent. In making this determination, our Board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those, if any, reported in this proxy statement under the caption “Certain Relationships and Related Transactions.” The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our Board affirmatively determined that our Board was comprised of a majority of independent directors.

Board Leadership Structure

To assure effective and independent oversight of management, our Board of Directors operates with the roles of Chief Executive Officer and Chairman of the Board separated in recognition of the differences between these two roles in the management of the Company. The Chairman of the Board is an independent, non-management role.

Our Board of Directors believes that this leadership structure provides the most effective leadership model for our company. By permitting more effective monitoring and objective evaluation of the Chief Executive Officer’s performance, this structure increases the accountability of the Chief Executive Officer. A separation of the Chief Executive Officer and Chairman roles also prevents the former from controlling the Board’s agenda and information flow, thereby reducing the likelihood that the Chief Executive Officer would abuse his power.

Board Oversight of Risk Management

Our Board believes that overseeing how management manages the various risks we face is one of its most important responsibilities to the Company’s stakeholders. Our Board believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board; however, it has delegated this responsibility to the Audit Committee with respect to financial risk. The Audit Committee periodically meets with management and the independent registered public accounting firm to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures. Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the biodefense industry and general business environment. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy. The involvement of the Board in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the Company.

Board Meetings

During the fiscal year ended December 31, 2014, the Board held 13 meetings and the Board Committees held a total of 10 meetings. Each incumbent director attended 75% or more of the total number of meetings of the Board and the Board Committees of which he was a member during the period he served as a director in fiscal year 2014.

Director Attendance at Annual Meeting

The Company has no specific policy regarding director attendance at its Annual Meeting. Generally, however, Board meetings are held immediately preceding and following the Annual Meeting, with directors attending the Annual Meeting. Our 2014 Annual Meeting was attended by all of our directors.

Board Committees

The Board currently has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has a Governance and Nominating Committee, Compensation Committee. Each Committee consists entirely of independent, non-employee directors (see “Director Independence” below). The charter of each

Board Committee is available free of charge on our website, www.pharmathene.com, under the heading “Investors” (see “Corporate Governance” — “Committee Charters”) or by writing to PharmAthene, Inc., One Park Place, Suite 450, Annapolis, Maryland 21401, c/o Corporate Secretary.

The following table below sets forth the Committees, current membership of each Committee and the number of Committee meetings held in the fiscal year ended December 31, 2014.

Name	Audit	Governance And Nominating	Compensation
Jeffrey W. Runge, M.D.	X		X*
Mitchel B. Sayare, Ph.D.	X*	X	X
Derace L. Schaffer, M.D.	X	X*	X
Steven St. Peter, M.D.		X
Total 2014 Meetings	4	1	5

*	Committee Chairperson

The primary functions of each of the Board Committees are described below.

Audit Committee.  The primary functions of the Audit Committee are to: review the professional services and independence of our independent registered public accounting firm and our accounts, procedures and internal controls; appoint the firm selected to be our independent registered public accounting firm; review and approve the scope of the annual audit; review and evaluate with the independent registered public accounting firm our annual audit and annual consolidated financial statements; review with management the status of internal accounting controls; evaluate problem areas having a potential financial impact on us that may be brought to the Audit Committee’s attention by management, the independent registered public accounting firm or the Board of Directors; and evaluate all of our public financial reporting documents.

The current members of our Audit Committee each meet the independence criteria for directors set forth under the rules of the NYSE MKT and the additional independence criteria for members of audit committees specified in Section 803B of the NYSE MKT Company Guide and Rule 10A-3 under the Exchange Act. Each member of our Audit Committee is financially literate under the current listing standards of the NYSE MKT. Our Board has determined that Mitchel Sayare, the chairman of the Audit Committee, qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

Governance and Nominating Committee.  The primary functions of the Governance and Nominating Committee are to: review and make recommendations on the range of skills and expertise which should be represented on the Board, and the eligibility criteria for individual Board and Committee membership; review and recommend to the Board the appropriate structure of the Board; identify individuals qualified to become Board members and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Stockholders; implement a policy and procedures with regard to consideration of any director candidate recommended by stockholders; retain and terminate any search firm to be used to identify director candidates, and to approve the search firm, fees and other retention terms; and review and recommend to the Board the appropriate structure of Board Committees, Committee assignments and the Board Committee chairman.

Among the factors the Governance and Nominating Committee considers when determining persons to be nominated include whether such individuals are actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, are familiar with the requirements of a publicly traded company, are familiar with industries relevant to our business endeavors, are willing to devote significant time to the oversight duties of the Board of Directors of a public company, and are able to promote a diversity of views based on the person’s education, experience and professional employment. The Governance and Nominating Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests. The Governance and Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time.

The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the Board room, contributing to the ability of the Board of Directors to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Governance and Nominating Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the Governance and Nominating Committee’s criteria for membership on the Board of Directors, whom the Governance and Nominating Committee believes continue to make important contributions to the Board of Directors and who consent to continue their service on the Board of Directors. The Governance and Nominating Committee will identify and/or solicit recommendations for new candidates when there is no qualified and available incumbent.

The Governance and Nominating Committee will consider nominees recommended by stockholders. There are no differences in the manner in which the committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. Stockholders who would like to have our Governance and Nominating Committee consider their recommendations for nominees for the position of director, should submit their recommendations, in accordance with the procedures set forth below, in writing to: Corporate Secretary, PharmAthene, Inc., One Park Place, Suite 450, Annapolis, Maryland 21401.

For nominations, a stockholder’s notice must include: (i) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of stock of PharmAthene that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act, and (E) the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected and (ii) as to the stockholder giving the notice, (A) the name, business address, and residential address, as they appear on our stock transfer books, of the nominating stockholder, (B) a representation that the nominating stockholder is a stockholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) the class and number of shares of stock of our Company beneficially owned by the nominating stockholder and (D) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder.

The current members of our Governance and Nominating Committee each meet the independence criteria for directors set forth under the rules of the NYSE MKT.

Compensation Committee.  The Company’s executive compensation program is administered by the Compensation Committee. The primary functions of the Compensation Committee are to: consider, recommend, oversee and implement executive compensation plans, policies and programs; review the performance and determine the compensation of our executive officers and directors, including the negotiation of any employment agreements with such persons, oversight and administration of the 2007 Long-Term Incentive Compensation Plan, as amended (the “2007 Plan”) and the grant of options and awards under the 2007 Plan. Pursuant to Section 805 of the NYSE MKT Company Guide, compensation of our Chief Executive Officer is determined, or recommended to the Board for determination, by the Compensation Committee comprised solely of independent directors. The Chief Executive Officer is not present during voting or deliberations. Compensation for all other officers is determined, or recommended to the Board for determination, by the Compensation Committee comprised solely of independent directors.

Under the Compensation Committee Charter, our Chief Executive Officer and our Chairman of the Board may recommend to the Compensation Committee individual compensation awards for our officers. The Compensation Committee would then have to review the recommendation and make its own recommendation to the Board.

The current members of our Compensation Committee each meet the independence criteria for directors set forth under the rules of the NYSE MKT and the additional independence criteria for members of compensation committees specified in Section 805(c) of the NYSE MKT Company Guide and Rule 10C-1 under the Exchange Act.

Process for Communicating with Board Members

Interested parties may communicate with any and all members our Board of Directors by transmitting correspondence addressed to one or more directors by name at the following address: PharmAthene, Inc., One Park Place, Suite 450, Annapolis, Maryland 21401, c/o Corporate Secretary. Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary and will be forwarded to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board of Directors or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted.

Director Compensation

The following table sets forth, for the fiscal year ended December 31, 2014, the cash and non-cash compensation of our directors during that year (other than our former Chief Executive Officer, Eric Richman, who was not separately compensated for his service on the Board). In the paragraph following the table and in the footnotes, we describe our standard compensation arrangement for service on the Board of Directors and Board Committees.

For the Fiscal Year Ended December 31, 2014

Name(1)	Fees earned or paid in cash ($)(2)	Option Awards ($)(3)	Total ($)
John M. Gill	58,000	20,725	78,725
Brian Markison*	39,000	33,726	72,726
Joel McCleary*	40,125	26,100	66,225
Jeffrey Runge	45,625	20,725	66,350
Mitchel Sayare	42,250	40,225	82,475
Derace Schaffer	47,500	20,725	68,225
Steven St. Peter	31,875	31,250	63,225

*	Resigned effective March 11, 2015
(1)	See the Summary Compensation Table for disclosure related to compensation paid to Eric I. Richman, our Chief Executive Officer during 2014. During that time, Mr. Richman did not receive any additional compensation for his service as a member of our Board of Directors.
(2)	Fees earned are based on membership on the Board of Directors, committee membership and leadership positions. Please refer to our general policy on compensation of the members of our Board of Directors below in the section entitled “General Policy Regarding Compensation of Directors.” In addition to the other compensation received, members of the Board of Directors are reimbursed for the reasonable out-of-pocket costs incurred by them in connection with travel to and from Board and committee meetings. None of such reimbursements amounted to $10,000 or more in 2014. The amounts reflected in this column represent the cash fees earned by non-executive directors for services during 2014. Of these amounts, the following amounts were paid in 2015 with respect to 2014 services: Gill: $14,500, Markison: $0, McCleary: $5,375, Runge: $11,250, Sayare: $0, Schaffer: $11,875 and St. Peter: $0. The amounts reflected in this column do not include the following cash payments made to directors during 2014 for 2013 services: Gill: $14,500, Markison: $13,000, McCleary: $13,250, Runge: $11,875, Sayare: $11,375, Schaffer: $11,875 and St. Peter: $10,625.

(3)	The amounts in this column represent the aggregate grant date fair value for stock option awards issued during 2014 computed in accordance with FAS ASC Topic 718. The amounts include the grant date fair value of the following number of fully-vested options that were received by the listed directors in lieu of all or part of their cash compensation for the fourth quarter 2014: Markison: 12,241, McCleary: 5,061, Sayare: 18,361 and St. Peter: 10,004. As of December 31, 2014, the aggregate number of option awards outstanding (vested and unvested) for Dr. Schaffer was 150,000, for Mr. Gill was 191,104, for Mr. McCleary was 206,165, for Dr. St. Peter was 70,004 (not including options to purchase 91,104 shares assigned to MPM), for Dr. Runge was 120,000, for Mr. Markison was 92,241, and for Dr. Sayare was 250,500.

General Policy Regarding Compensation of Directors

The following sets forth the annual compensation for non-employee members of our Board effective January 1, 2013, unless otherwise noted:

•	Annual cash retainer for membership on the Board is $40,000, which, pursuant to Board resolution from December 2014, may, at the election of each director, be paid in cash or equity (in the form of non-qualified stock options).
º	Non-qualified stock options vest in equal quarterly installments over the period of one year and are valued pursuant to a Black-Scholes calculation using the same assumptions we used for stock option expense calculations in our then most recently filed quarterly report on Form 10-Q.
•	$25,000 additional cash retainer for the chairman of the Board,
•	$15,000 cash retainer for the Audit Committee chair,
•	$5,000 cash retainer for membership on the Audit Committee (other than Audit Committee chair);
•	$12,000 cash retainer for the Compensation Committee chair,
•	$3,000 cash retainer for membership on the Compensation Committee (other than Compensation Committee chair),
•	$10,000 cash retainer for the Governance and Nominating Committee chair, and
•	$2,500 cash retainer for membership on the Governance and Nominating Committee (other than Governance and Nominating Committee chair).

No other cash fees are payable to non-employee board members for their service on the Board.

In addition, every non-employee member of our Board is entitled annually to receive an option to purchase 20,000 shares of our common stock on the date of our Annual Meeting of Stockholders, at an exercise price per share based on the closing price of our common stock on the grant date as reported on the NYSE MKT.

In addition to the above compensation, upon initially joining the Board, a member is entitled to receive options to purchase 20,000 shares of common stock, at an exercise price per share based on the closing price of the Company’s common stock on the grant date as reported on the NYSE MKT.

For the quarter ended December 31, 2014, four of our directors chose to have all or part of their cash retainer for that quarter paid in the form of non-qualified stock options, as disclosed in footnote (3) to the above table. The stock options vested immediately upon grant on December 31, 2014.

Audit Committee Report(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of the Company and has furnished the following report for inclusion in this proxy statement.

The Audit Committee consists of the directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE MKT listing standards. In addition, the Board has determined that John M. Gill is the “audit committee financial expert” as defined by applicable SEC rules and satisfies the “financial sophistication” criteria under the applicable rules of the NYSE MKT. The Audit Committee operates under a written charter adopted by the Board, which is available free of charge on our website under the heading “Investors” (see “Corporate Governance — Highlights — Committee Charters”), or by writing to PharmAthene, Inc., One Park Place, Suite 450, Annapolis, Maryland 21401, c/o Corporate Secretary.

Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to the Company’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2014 with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, as amended, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Committee also reviewed, and discussed with management, management’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

The Company’s independent accountants provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants their independence. The Audit Committee concluded that Ernst & Young LLP’s provision of non-audit services, as described in this proxy statement, to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

(1)	This report was prepared by the members of the Audit Committee in place prior to the filing of the Company’s annual report on Form 10-K. The composition of the Audit Committee has since changed and is a described under “— Board Committees — Audit Committee” above. The material in this report is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management, the written disclosures and the letter from the independent accountants and the report of the independent accountants, the Committee recommended that the Board include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2014 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

John M. Gill, Chairman
Jeffrey W. Runge, M.D.
Derace L. Schaffer, M.D.

Executives and Executive Compensation

Executives

The following table sets forth the names, ages and positions of our executive officers and a person chosen to become an executive officer.

Name	Age	Office
John M. Gill	63	President and Chief Executive Officer, Director
Linda L. Chang	49	Senior Vice President, Chief Financial Officer, Treasurer and Secretary*
Philip MacNeill	62	Vice President, Chief Financial Officer, Treasurer and Secretary**
Jeffrey M. Jones	43	Vice President, Chief Operating Officer

*	Through April 30, 2015
**	Commencing May 1, 2015

The following are biographical summaries of our executive officers and a person chosen to become an executive officer, who are not directors:

Linda L. Chang.  Ms. Chang served as our Senior Vice President, Chief Financial Officer and Treasurer from November 2011 through April 30, 2015, and as our Secretary from April 2014 through April 30, 2015. Prior to joining PharmAthene, Ms. Chang was employed for 11 years at Human Genome Sciences, Inc., most recently as Senior Director of Finance. Prior to serving at Human Genome Sciences, Ms. Chang was an Associate at Booz Allen & Hamilton. Earlier in her career, Ms. Chang worked at Grant Thornton, LLP and Otsuka America Pharmaceuticals, Inc. Ms. Chang is a Certified Public Accountant (inactive). She earned an M.B.A. as well as a Master of Accountancy degree from the University of Georgia and a B.S. from the University of California, Riverside.

Philip MacNeill.  Mr. MacNeill was appointed our Vice President, Chief Financial Officer, Treasurer and Secretary effective May 1, 2015. Between January 2011 and April 2015, Mr. MacNeill served as the Company’s Vice President and Controller. Mr. MacNeill has over 30 years of experience in finance and accounting with the majority of that experience focused on the government contracting industry. Prior to joining the Company, he worked for 3e Technologies International, Inc. (“3e Technologies”), a government contractor, as Director of Finance from 2008 through January 2011. Prior to joining 3e Technologies, Mr. MacNeill spent five years with BAE Systems plc, a global defense company, first as a Senior Financial Analyst and then as an Accounting Director. From 1998 to 2003, Mr. MacNeill worked as an Assistant Controller at Presearch Incorporated, a government contractor. Mr. MacNeill also worked at JHM Research and Development, Inc. as Controller. Previously, Mr. MacNeill was a member of the senior financial staff at Mitretek and spent 11 years at The Mitre Corporation, a non-profit federally funded R&D development center. Mr. MacNeill is a C.P.A. He holds a B.A. from the University of Maryland.

Jeffrey M. Jones, Ph.D.  Dr. Jones was appointed our Vice President and Chief Operating Officer effective March 12, 2015. He has been employed at PharmAthene since 2005, most recently holding the position of Vice President, Corporate Development from February 2014 until March 2015. Between April 2005 and February 2014, Dr. Jones served in positions of increasing responsibility in business development and corporate development. Prior to joining PharmAthene, Dr. Jones was a Principal at Emerging Technology Partners, LLC, a life sciences-focused venture capital fund. Dr. Jones holds a Ph.D. in Cell and Molecular Biology from Baylor College of Medicine, an M.B.A. from Cornell’s Johnson School of Management, and a B.A. in Biology from the University of Virginia.

Compensation Committee Interlocks and Insider Participation

All members of Board committees are independent directors, and no member is or has been an employee or former employee of PharmAthene, except that Dr. Schaffer served as Vice Chairman and Chief Executive Officer of Healthcare Acquisition Corp. from April 2005 to August 2007. In addition, no Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” in this proxy statement.

During the fiscal year ended December 31, 2014, none of our executive officers served on the compensation committee (or its equivalent) or on the board of directors of another entity, one of whose executive officers served on our Compensation Committee or our Board of Directors.

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation decisions. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to our Named Executive Officers (NEOs). As used in this section, “Committee” refers to the Compensation Committee of the Board of Directors.

Compensation Objectives

The objectives of the Compensation Committee in establishing the Company’s compensation policy for executive officers and other employees are to:

•	compensate competitively in order to attract, retain and motivate a highly competent executive team dedicated to achieving the Company’s goals and strategic plans, which are designed to result in long-term growth in shareholder value;
•	tie individual compensation to individual performance and the success of the Company; and
•	align officers’ and selected eligible employees’ interests with those of the Company and its shareholders by providing long-term compensation opportunities through participation in the Company’s equity-based incentive compensation plan and/or any successor or other long-term incentive compensation plans as may be adopted from time to time.

The market for talented individuals in the biotechnology industry is highly competitive. The Committee considers peer groups, survey data, the results of previous Say-on-Pay votes, and, from time to time, advice from independent compensation consultants when determining PharmAthene’s compensation structure. The Committee has structured compensation between base salary and cash bonuses such that approximately 38% of our CEO’s and 23% of our other senior executives’ total cash compensation is at risk. Non-cash compensation for executive officers is structured to provide a reward for corporate and individual performance. The Committee believes that this approach provides an appropriate incentive that aligns the executive officer compensation with the Company’s long-term strategic and performance goals, and also retains and motivates key executive officers.

Overview and Role of the Compensation Committee

The Compensation Committee reviews and approves the Company’s compensation policies. The specific roles of the Committee include:

•	recommending to the Board, in consultation with senior management of the Company, (i) the corporate goals and objectives relevant to compensation of officers and directors and (ii) the compensation and benefits philosophy and strategy for the Company;
•	recommending performance measures and, if applicable, goals for measuring performance in consultation with senior management of the Company;
•	assessing the performance of the Chairman of the Board, CEO and President;
•	evaluating competitive pay levels for key executives of other biodefense and life sciences companies based on industry analyses;
•	recommending to the Board for approval compensation for the CEO and President, including salary, bonus, restricted securities, stock options, and, if applicable, any supplemental compensation or benefit arrangements;
•	making determinations with respect to the grant of stock options and restricted securities under the 2007 Plan to all officers of the Company, other than the CEO and President, and report to the Board on such determinations at the Board’s subsequent meeting;

•	making determinations with respect to the grant of stock options and restricted securities under the 2007 Plan to all employees who are not officers of the Company and to consultants eligible to receive such grants under such plan, or, at the Committee’s sole discretion, delegate such responsibility to the CEO and President, subject to any limitations it shall impose from time to time;
•	to the extent not covered by the determinations above, reviewing and approving compensation programs applicable to officers and other selected employees and, upon recommendation of the Chairman of the Board and CEO and President, reviewing and recommending the Board’s approval of individual compensation awards for the officers;
•	recommending to the Board for approval the compensation for directors, including retainer, committee chairman’s fees, the grant of restricted securities or stock options and other similar items, as appropriate;
•	overseeing the preparation of, and approving, this section of the Company’s annual proxy statement.

Compensation Process

The implementation of the compensation philosophy is carried out under the supervision of the Committee. The compensation for our President and Chief Executive Officer is approved by the Board of Directors after the Committee has provided its analysis and recommendation. The compensation for the other executive officers is determined by the Committee. Management, under guidelines approved by the Committee, makes decisions regarding compensation of non-executive officer employees.

The Compensation Committee charter requires the Committee to meet at least once per year, and in practice the committee meets several times per year. Typically late in the fourth quarter or early in the first quarter of the following year, annual executive officer performance reviews and life sciences company survey compensation data are reviewed and base salary adjustments, bonus payouts and annual equity grants approved. Annual performance goals are typically finalized in the first quarter.

Compensation Survey Data, Consultants and Peer Group

The Committee consults publicly available compensation survey data provided by third party vendors, such as Radford, for similarly sized life sciences companies (i.e., with between 50 and 149 employees). To evaluate the Company’s competitive position in the industry related to executive compensation, the Committee has historically reviewed and analyzed survey data summarizing the compensation packages, including base salary levels, cash bonus awards and equity awards offered by other similarly sized life sciences companies.

The Committee has the authority to engage the services of independent compensation consultants, and it has done so from time to time in the past. The Committee engaged James Reda & Associates as a third-party compensation consultant in late 2013 to assist the Committee in evaluating compensation for 2014. In connection therewith, the Committee referenced a group that consisted of: Arqule Inc., Biocryst Pharmaceuticals Inc., Biota Pharmaceuticals Inc., Biotime Inc., Chimerix Inc., Cleveland Biolabs, Inc. DynaVax Technologies Corp., Emergent Biosolutions Inc., Galena Biopharma Inc., Immunomedics Inc., Kalobios Pharmaceuticals Inc., Merrimack Pharmaceuticals, NovaVax Inc., Osiris Therapeutics Inc., Pergrine Pharmaceuticals Inc., SIGA Technologies Inc., Sunesis Pharmaceuticals Inc., Targacept Inc., Tetraphase Pharmaceuticals Inc., Threshold Pharmaceuticals, Xoma Corp. and Ziopharm Oncology Inc. In 2013, the Committee engaged James Reda & Associates as a third-party compensation consultant to assist the Committee in establishing equity compensation awards for 2013. In 2012, the Committee engaged James Reda & Associates, to assist it in designing and adopting the change in control compensation policy for executives. Specifically, at that time the Committee looked at a peer group that consisted of: Somaxon Pharmaceuticals, Inc., Aelous Pharmaceuticals, Inc., Soligenix, Inc., Neurocrine Biosciences, Inc., Javelin Pharmaceuticals, Inc., SIGA Technologies, Inc., CombinatoRx, Incorporated (now known as Zalicus Inc.), Trubion Pharmaceuticals, Inc., Cypress BioScience, Inc., BioSphere Medical, Inc., Dynavax Technologies Corp., Osiris Therapeutics, Inc., Verenium Corporation, Xoma Ltd., ZymoGenetics Inc., and Emergent Biosolutions, Inc.

In early 2015, the Compensation Committee engaged Arthur J. Gallagher & Co., or Gallagher (formerly James Reda & Associates), to assist the Committee in determining the changes to be made to the vesting and exercisability provisions of Mr. Richman’s options in light of the Company’s plan, announced in March 2015, to preserve and maximize, for the benefit of its stockholders, the value of any proceeds from the SIGA litigation and its existing biodefense assets. We refer to this plan as the “Realignment Plan” in this proxy statement. In addition, Gallagher was engaged to assist the Committee in determining a reasonable compensation level for Mr. Richman’s successor, John Gill. In connection with both matters, the Committee referenced a peer group consisting of Arqule Inc., Biocryst Pharmaceuticals Inc., Biota Pharmaceuticals Inc., Biotime Inc., Chimerix Inc., Cleveland Biolabs, Inc., DynaVax Technologies Corp., Emergent Biosolutions Inc., Galena Biopharma Inc., Immunomedics Inc., Kalobios Pharmaceuticals Inc., Merrimack Pharmaceuticals, NovaVax Inc., Osiris Therapeutics Inc., Pergrine Pharmaceuticals Inc., SIGA Technologies, Inc., Sunesis Pharmaceuticals Inc., Targacept Inc., Tetraphase Pharmaceuticals Inc., Threshold Pharmaceuticals, Xoma Corp. and Ziopharm Oncology Inc. Based on Gallagher’s analysis of CEO compensation trends among our peer group, and the requirements of Mr. Gill’s service in relation to such peer group, the Committee recommended and the Board approved a salary in the annual amount of $200,000 for Mr. Gill. On the basis of Gallagher’s analysis, the Committee also determined that all stock options held by Mr. Richman on his termination date could continue to vest for as long as he serves on our Board of Directors, with his then-vested options terminating 90 days after Mr. Richman leaves our Board.

Components of Compensation

The Company’s compensation for executives consists of five components: base salary, cash bonuses, equity awards, and retirement benefits as provided under the Company’s 401(k) plan. The President and Chief Executive Officer annually reviews the performance and contributions of each executive officer (other than himself) and reports the results of such reviews to the Compensation Committee. The Board of Directors annually reviews the performance and contributions of the President and Chief Executive Officer.

Using significant discretion, the Committee considers each executive’s performance, contributions, responsibilities, experience, and qualifications when determining the appropriate compensation level for each executive in light of the relevant compensation survey data. The components of the Company’s executive officer compensation are described below.

Base Salary

The base salary component of compensation is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the life sciences industry. As a general matter, the base salary for each executive officer is based on the scope of each executive’s responsibilities, as well as his/her qualifications, breadth of experience, performance record, and depth and breadth of applicable functional expertise. Base salaries of the executive officers are reviewed by the Committee annually in light of personal and Company goal attainment, executive officer performance reviews and compensation survey data. Adjustments to each executive’s base salary are based upon individual performance, changes in the general level of base salaries of persons in comparable positions within the industry, as indicated by compensation survey data, and the average merit salary increase for such year for all employees of the Company established by the Committee, as well as other factors the Committee judges to be pertinent during an assessment period. In making base salary decisions, the Committee exercises its discretion to determine the appropriate weight to be given to each of these factors. Adjustments may be made during the fiscal year for promotions, highly urgent competitive reasons, superior performance in response to changed or challenging circumstances and other special circumstances.

The NEO annualized base salaries for 2014 were as follows: Mr. Richman, then-President and Chief Executive Officer, $496,460; Mr. Karp, then-Senior Vice President and General Counsel, $320,588; Ms. Chang, then-Senior Vice President, Chief Financial Officer, Treasurer and Secretary, $340,720; Ms. Cook, then-Senior Vice President, Policy and Government Affairs, $313,959; and Dr. Morges, then-Senior Vice President, Regulatory Affairs and Quality, $305,752.

Ms. Cook and Dr. Morges were terminated effective March 9, 2015, Mr. Richman was terminated effective March 11, 2015, and Ms. Chang was terminated effective April 30, 2015. During the time of their service in 2015, their annualized base salaries remained at the same level as in 2014. John M. Gill, the Company’s President and Chief Executive Officer beginning March 12, 2015, will receive an annualized base salary of $200,000. The annualized base salary of Jeffrey Jones, who began his position as the Company’s Vice President and Chief Operating Officer on March 12, 2015, was increased by 5% to $222,452, and the annualized base salary of Philip MacNeill, who begins his position as the Company’s Vice President and Chief

Financial Officer, Treasurer and Secretary on May 1, 2015, is being increased by 5% to $226,045. Mr. Karp’s employment ended on January 30, 2014.

Cash Bonuses

The Compensation Committee has adopted a bonus program (the “Bonus Program”) for our executive officers and other employees to be identified from time to time by the Chief Executive Officer. The Bonus Program was established to provide for the payment to members of management and identified employees of a bonus that is linked to achievement of key corporate performance objectives and, in the case of executives, also to the achievement of key personal objectives. The goal of the Bonus Program is to reward personnel by providing further compensation to members of management and identified employees based on the achievement of specified annual goals that the Compensation Committee and the Board of Directors believe correlate closely with the growth of long-term stockholder value. We believe that the Bonus Program also promotes greater communication among employees and fosters the appropriate feedback for enhanced productivity and effectiveness.

For 2015, the Bonus Program is intended to be applicable to the following members of management: the President and Chief Executive Officer; the Vice President, Chief Financial Officer, Treasurer and Secretary; and the Vice President and Chief Operating Officer. The Chief Executive Officer reviews and approves the annual performance objectives of each of his senior executives. Annually and based upon the recommendations of the Chief Executive Officer, the Compensation Committee approves (i) a target bonus pool amount, (ii) a target bonus payout for each executive in the Bonus Program, (iii) the corporate achievement percentages and any other one-off bonus adjustments that will be used to determine the corporate performance component of the bonus based upon a comparison of the Company’s financial and operational performance for the fiscal year against the approved financial and operating plan for the fiscal year, and (iv) the relative weight or importance of the corporate performance objectives and the personal performance objectives. Annually, the Compensation Committee reviews the Company’s actual financial and operational performance and each executive’s personal performance to determine the appropriate adjustment to the executive’s target bonus.

Determining the annual target bonus pool.  In each fiscal year, the Committee determines a target bonus pool for that fiscal year, how much of that pool should be allocated to executive officers and how much should be allocated to all other personnel. This pool will be a target which may be revised by the Committee in its discretion.

For fiscal year 2014, the target bonus pool was equal to the approximate sum of (i) 60% of the base salary for the Chief Executive Officer, (ii) 30% of the aggregate base salary of the other executives and certain other key employees, and (iii) 10% of the aggregate base salary of all other employees of the Company. For fiscal year 2015, the target bonus pool will reflect a change in the above percentages to 50% of the aggregate base salary for our Vice President and Chief Operating Officer and 25% of the aggregate base salary for our Vice President, Chief Financial Officer, Treasurer and Secretary. A target percentage for the Chief Executive Officer has not yet been established. The 2014 target bonus pool for the Chief Executive Officer and other senior executives was based on bonus targets set forth in the employment agreements for those individuals.

For fiscal year 2014, the pool was divided among the relevant executives with reference to the achievement of specific personal and corporate performance targets. Generally, the Compensation Committee has the discretion to award more or less than the target bonus payout; and any particular executive or other employee may be awarded a bonus that is greater or less than the target percentages above. The Board has the discretion to award more or less than the target bonus payout for the CEO. Finally, the pool may be increased at the discretion of the Committee to the extent new executive officers and other employees may be hired during the year.

Determining the annual target bonus payout.  During each fiscal year, the Compensation Committee determines the target bonus payout for each executive in the Bonus Program taking into account any terms regarding bonuses which may be contained in each executive’s employment agreement. The Board will consider all factors that it deems relevant to such determination, including, but not limited to, the recommendations of our Chief Executive Officer (except with respect to his own bonus), competitive market conditions, and the Board’s assessment of the level of growth reflected in the Company’s development plans and financial performance objectives. The executives are not subject to a maximum bonus payout. Generally, bonuses will be paid in cash.

Determining the corporate achievement percentages and corporate performance objectives.  Except as described below for fiscal year 2015, in each fiscal year, the Compensation Committee reviews with the executive team and establishes corporate performance objectives for the fiscal year that will apply to all senior executives, including the Chief Executive Officer, and achievement percentages that will be used to evaluate the portion of the bonus applicable to each executive based upon the Company’s financial and operational performance.

The Compensation Committee had established with management the following corporate performance objectives for 2014, with percentage weighting reflecting the approximate percentage value to be placed upon the achievement of each target in the determination of whether the overall corporate performance objectives have been met:

•	Maximize value of rPA program (25%)
•	Maximize interest in SIGA litigation (25%)
•	Maintain adequate cash reserves for 12 months of operations (25%)
•	Expand and diversify preclinical program and pipeline (25%)

The Committee determined that the Company had achieved 62.5% of these goals in 2014.

With the recent changes in management, the Board has not yet established 2015 targets for bonus payments or grants of stock options to our Chief Executive Officer or corporate performance objectives for the CEO. In that regard, the Compensation Committee and the Board may evaluate and review a plan and establish criteria for potential bonus payments and grants of equity awards in the future, to be awarded at the discretion of the Board. For 2015, the Committee did not establish any corporate performance objectives for the Vice President, Chief Financial Officer, Treasurer and Secretary or the Vice President and Chief Operating Officer. Instead, bonuses earned under the 2015 Bonus Program for those executive officers will be based solely on personal performance objectives.

Determining personal performance objectives.  Each executive’s annual personal performance objectives are agreed upon by the executive and approved by our Chief Executive Officer (except with respect to his own personal objectives). Ordinarily, the personal performance objectives of our Chief Executive Officer are the corporate performance objectives.

Determining relative weight of corporate performance objectives and personal objectives. In prior years, the Compensation Committee also evaluated the relative weight or importance that would be placed on achievement of the corporate performance objectives and the personal performance objectives.

Measuring performance.  Ordinarily, after the end of the fiscal year, the Compensation Committee measures the Company’s actual performance against its corporate performance objectives and considers each executive’s personal performance against his or her personal performance objectives to determine the appropriate bonus allocable to each executive officer from the target bonus pool. The Committee considers the executive’s overall contribution to the Company’s success and, in the case of executives other than the Chief Executive Officer, the recommendation of the Chief Executive Officer. In determining the appropriate bonuses, the Compensation Committee also considers other performance considerations related to unforeseen events occurring during the fiscal year. The Committee has discretion to award a bonus that is more or less than the amount determined by the procedures outlined above or to award no bonus at all.

Equity Awards

The Committee provides the Company’s executive officers with long-term incentive compensation through grants of stock options and/or restricted stock awards (“RSAs”) under the 2007 Plan. The 2007 Plan creates a strong link to the Company’s long term financial and equity market performance, create an ownership culture, and closely align the interests of our executive officers with the stockholders. The Committee believes that these grants directly motivate an executive to maximize long-term stockholder value and create an effective tool for incentivizing and retaining those executives who are most responsible for influencing stockholder value. The grants also utilize vesting periods that encourage key executives to continue in the employ of the Company. Among other things, the Committee considers individual performance of the executive officer, the anticipated contribution of the executive officer to the attainment of the Company’s long-term strategic performance goals, and retention and motivation of key executives in determining equity awards. The equity awards for each year are set to enable the Company to attract, motivate, and retain highly skilled executives. Long-term incentives granted in prior years may be taken into consideration, but do not play a significant role in current year determinations.

It has been the Company’s practice to make equity-based awards to our executives on an annual basis. Annual non-qualified stock option awards to executives typically vest over four years and have a ten year term. In addition, from time to time, the Company has granted additional stock options to specific executive officers for promotions, superior performance in response to changed or challenging circumstances and other special circumstances. All stock option awards are priced based upon the closing price of the Company’s common stock on the date of grant, which is also the approval date, by the committee or Board of Directors. From time to time the Company has also granted RSAs, with varying vesting periods. The Company does not maintain any equity ownership guidelines for its executive officers.

On December 8, 2014, the Compensation Committee approved stock option awards to the executive officers, other than the CEO, under the 2007 Plan. The Board approved a stock option award to the CEO on December 11, 2014 under the 2007 Plan. The stock option awards were determined based on individual performance and contribution to long-term strategic and performance goals and as well as retention and motivation of the named executive officers. The individual grants of stock options to executive officers were: Mr. Richman 271,320 stock options; Ms. Chang 186,207 stock options; Ms. Cook 171,582 stock options; and Dr. Morges 167,096 stock options. These stock options vests 25% per year starting on the first anniversary of the date of grant.

Retirement Benefits

The terms of the Company’s 401(k) Savings Plan (the “401(k) Plan”) provide for executive officer and broad-based employee participation on the same general terms. Under the 401(k) Plan, all Company employees were formerly eligible to receive from the Company matching contributions that vested 25% per year over four years. The Company’s basic matching contribution for the 401(k) Plan was suspended September 1, 2010 and subsequently reinstated July 1, 2013.

Severance Agreements and Other Benefits

Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other full-time employees. These plans include medical, dental and life insurance. In addition to the benefits available to all employees, we provide our executive officers with certain additional benefits that we believe reflect market standards and are reasonable and necessary to attract and/or retain each of our executive officers and allow the executive officers to realize the full benefit of the other elements of compensation we provide. These benefits include eligibility for four weeks of vacation from the date of hire.

In addition, executive officers are eligible to receive severance benefits in connection with terminations of employment due to death, disability, or termination without cause or constructive termination (including following a change-in-control) as set forth below and more fully described in the sections entitled “Employment Agreements,” “2012 Severance Plan” and “2015 Realignment Plan” below. The Compensation Committee believes that the executive severance arrangements reflect current market standards and severance benefits competitive with those provided by our peer group. The Committee believes that to continue to retain the services of our key executive officers, it is important to provide them with some income and benefit protection against an involuntary termination of employment.

In the event that an executive dies or is disabled, the executive has the right to receive the unpaid portion of the base salary as of the date of termination, payment of the executive’s accrued but unpaid amounts and extension of applicable benefits in accordance with the terms of any incentive compensation, retirement, employee welfare or other employee benefit plans or programs of the Company in which the executive is then participating in accordance with the terms of such plans or programs, and reimbursement for any expenses for which the executive shall not have theretofore been reimbursed.

Upon the termination of an executive’s employment without cause or for “Good Reason”, in addition to the payments set forth in the immediately preceding paragraph, the terms of the employment agreements of our executive officers as of December 31, 2014 provided for the right to receive base salary continuation for 12 months in the case of Mr. Richman, 9 months in the case of Ms. Chang and 6 months in the case of Ms. Cook and Dr. Morges. Base salary continuation is conditioned on the executive entering into a general release with terms reasonably satisfactory to the Company.

2015 Realignment Plan

In connection with the Realignment Plan announced in March 2015, our Board terminated Eric Richman as President and Chief Executive Officer, effective 11:59 pm on March 11, 2015, and Linda Chang as Senior Vice President, Chief Financial Officer, Treasurer and Secretary, effective April 30, 2015. Mr. Richman remains a member of our Board of Directors. Our Board also terminated our executive officers Francesca Cook and Wayne Morges, effective March 9, 2015.

The terminations of the departing executive officers were without “cause” as defined under their respective employment agreements and the departing officers will therefore receive cash payments in accordance with the terms of such agreements for the severance periods stated above. Mr. Richman, Ms. Cook and Dr. Morges also entered into separation agreements with the Company, and Ms. Chang is expected to enter into a similar separation agreement. These agreements extend exercise periods of options and health benefits. In light of his continuing service as director, Mr. Richman’s options will continue vesting for as long as he serves on our Board of Directors, with his then-vested options terminating 90 days after Mr. Richman leaves our Board. Ms. Chang’s, Dr. Morges’ and Ms. Cook’s options will remain exercisable for the duration of their respective severance periods. Changes to the exercise period of these options were made in accordance with the terms of the 2007 Plan. In addition, to the extent that the executive officers elect COBRA coverage, the premiums payable by the officers during their respective severance periods will equal those payable by active employees of the Company for the same level of group health coverage, and will be deducted from the officers’ severance pay. The separation agreements contain releases by the executive officers and the Company. The agreements with Ms. Chang, Dr. Morges and Ms. Cook furthermore obligate them to cooperate with the Company in connection with the SIGA litigation. The agreement with Dr. Morges also provides that for six months following termination, Dr. Morges may be called upon from time to time to assist PharmAthene with matters relating to his duties and responsibilities prior to termination at an hourly rate of $169.

John M. Gill replaced Mr. Richman as President and Chief Executive Officer beginning March 12, 2015, and Vice President and Controller Philip MacNeill will serve as Vice President and Chief Financial Officer, Treasurer and Secretary effective May 1, 2015. The Board also appointed Vice President, Corporate Development Jeffrey M. Jones, Ph.D. to serve as the Company’s Vice President and Chief Operating Officer effective March 12, 2015. Mr. Gill is expected to devote necessary time to carry out his duties as President and Chief Executive Officer, and although he does not have other employment, he is not expected to devote his full time to the business of the Company, which is reflected in his compensation (described below).

Of our three executive officers as of May 1, 2015, only one, Dr. Jones, has an employment agreement with us. Under that agreement, upon the termination of an executive’s employment without cause or for “Good Reason”, Dr. Jones has the right to receive base salary continuation for 9 months.

2012 Severance Plan

On May 9, 2012, our Board of Directors approved the following severance plan (the “Severance Plan”) for our Chief Executive Officer and certain other executives, including our Chief Financial Officer and each Named Executive Officer, which applies in case of a “change of control.” Under the terms of the Severance Plan, our Board of Directors can modify or terminate the Severance Plan at any time. On August 13, 2014, the Board of Directors, acting through its Compensation Committee, modified the Severance Plan by eliminating its application to all executive officers other than the Company’s Chief Executive Officer and Chief Financial Officer.

For our President and Chief Executive Officer, the Severance Plan includes: (a) payments equal to 24 months’ worth of base salary; (b) two times target annual cash bonus; (c) health and other benefits continuation for 24 months; and (d) an excise tax gross up. For our Chief Financial Officer, the Severance

Plan includes (a) base salary continuation for 18 months; (b) 1.5 times target annual cash bonus; (c) health and other benefits continuation for 18 months; and (d) in lieu of an excise tax gross up, a “best executive choice” provision under which the executive can elect to reduce his or her severance payment to the extent necessary to avoid triggering excise tax on such payment.

The Committee believes that in order to continue to retain the services of our executive officers and focus their efforts on stockholder interests when considering strategic alternatives, it is important to provide them with enhanced income and benefit protection against loss of employment in connection with a change-in-control of our company and thereby align the interests of our stockholders and our executive officers.

Say-on-Pay Vote

In structuring its executive compensation decisions and policies, the Company has considered the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Exchange Act and Rule 14a-20 thereunder and held on June 11, 2013. The Company determined that, in light of the 90% shareholder support in that vote, no significant changes would have to be made to the Company’s executive compensation decisions and policies as a result of the vote.

Tax Considerations

Section 162(m) Policy

The Compensation Committee has found it unnecessary to consider the applicability of Section 162(m) of the Internal Revenue Code (the “Code”) because no executive officer receives compensation in excess of one million dollars.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board of Directors, that this Compensation Discussion and Analysis be included in this proxy statement for the 2015 Annual Meeting of Stockholders and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Jeffrey W. Runge, M.D.
Mitchel B. Sayare, Ph.D.
Derace L. Schaffer, M.D.

(1)	The material in this report is not “soliciting material” and is not deemed “filed” with the SEC and, except as specifically stated in this report, is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following Summary Compensation Table sets forth, for the stated fiscal years, all compensation awarded to, earned by, or paid to our “Named Executive Officers”, or NEOs, i.e., (i) all individuals serving as our principal executive officer or acting in a similar capacity during 2014, (ii) all individuals serving as our principal financial officer or acting in a similar capacity during 2014, (iii) our three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers of PharmAthene at December 31, 2014 and who received annual compensation in excess of $100,000, and (iv) up to two additional individuals who would have been included under (iii) above but for the fact that they were not serving as an executive officer of PharmAthene at December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(8)	Total ($)
Eric I. Richman President and CEO(3)	2014	496,460	—	—	332,439	186,173	6,204	1,021,276
	2013	456,187	—	—	455,600	68,428	5,750	985,965
	2012	442,900	146,157	—	129,915	—	—	718,972
Linda L. Chang Senior Vice President, CFO and Secretary(4)	2014	340,720	—	—	228,407	79,217	8,786	657,130
	2013	318,000	—	—	298,988	58,194	12,430	687,612
	2012	300,000	71,100	—	61,695	—	—	432,795
Francesca Cook Senior Vice President, Policy and Gov’t Affairs(5)	2014	313,959	—	—	210,468	50,390	8,431	583,248
	2013	294,392	—	—	277,631	36,917	16,375	625,315
	2012	283,069	67,087	—	53,469	—	12,000	415,625
Wayne Morges, Ph.D. Senior Vice President, Regulatory Affairs and Quality(6)	2014	305,752	—	—	204,965	49,073	8,800	568,590
	2013	286,443	40,000	—	270,513	35,920	16,297	649,173

Jordan P. Karp, Esq. Senior Vice President and General Counsel(7)	2014	26,716	—	—	—	—	162,023	188,739
	2013	320,588	20,000	—	—	40,202	16,375	397,165
	2012	309,000	67,671	—	53,469	—	12,000	442,140

(1)	Amounts appearing in the Bonus column include any previously guaranteed bonuses and, in accordance with SEC guidance, also include discretionary bonus payments, while any amounts appearing in the Non-equity Incentive Plan Compensation column reflect non-discretionary bonus payments awarded under the PharmAthene Bonus Program for executive officers and other employees, i.e., any amounts that were earned by the executive officers by meeting the relevant performance objectives specified in the PharmAthene Bonus Program. For 2014, those performance objectives are described in the section “Compensation Discussion and Analysis” above.
(2)	Dollar amounts shown reflect the aggregate grant date fair value of stock/options computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). The fair value was estimated using the assumptions detailed in Note 8 to the Company’s Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2014 and 2013, respectively. The material terms of each grant are described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End table” below.
(3)	Mr. Richman served as our President and Chief Executive Officer through March 11, 2015. He continues to serve as a director. Mr. Richman did not receive any compensation for his service in his capacity as director while he was an executive officer of the Company.
(4)	Ms. Chang served as our Senior Vice President and Chief Financial Officer from November 2011 through April 30, 2015, and as our Corporate Secretary from April 2014 through April 30, 2015. Upon termination, Ms. Chang will forfeit 25% of her 2013 and 2014 matching contributions under the Company’s 401(k) plan, which amount to $858 and $1,947, respectively.
(5)	Ms. Cook served as our Senior Vice President, Policy & Government Affairs through March 9, 2015.
(6)	Dr. Morges served as our Senior Vice President, Regulatory Affairs and Quality through March 9, 2015. As Dr. Morges was not a NEO prior to 2013, his summary compensation information for 2012 is omitted from this table.
(7)	Mr. Karp served as our Senior Vice President and General Counsel through January 30, 2014.
(8)	Amounts include matching contributions under the Company’s 401(k) plan.

Grants of Plan-Based Awards

The following table sets forth information regarding each grant of an award made to our Named Executive Officers during the fiscal year ended December 31, 2014 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			All Other Option Awards	All Other Option Awards	Grant Date Fair Value of Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($/sh)(3)
Eric I. Richman	1/29/14*	—	—	—	320,000	1.94	455,600
	12/11/14	—	—	—	271,320	1.71	332,439
	3/27/14	—	297,876	—	—	—	—
Linda L. Chang	1/29/14*	—	—	—	210,000	1.94	298,988
	12/08/14	—	—	—	186,207	1.71	228,407
	3/27/14	—	102,216	—	—	—	—
Francesca M. Cook	1/29/14*	—	—	—	195,000	1.94	277,631
	12/08/14	—	—	—	171,582	1.71	210,468
	3/27/14	—	94,188	—	—	—	—
Wayne Morges, Ph.D.	1/29/14*	—	—	—	190,000	1.94	270,513
	12/08/14	—	—	—	167,069	1.71	204,965
	3/27/14	—	91,726	—	—	—	—

*	Relates to awards earned in 2013 and paid in 2014. Previously disclosed in the corresponding table in our proxy statement for the 2014 Annual Meeting of Stockholders.
(1)	Represents awards made under the 2014 Bonus Program. Amounts earned under that program appear in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.” Please refer to “— Components of Compensation — Cash Bonuses” for a description of the 2014 Bonus Program. During 2014, no bonus or stock awards were made to Mr. Karp, who served as our Senior Vice President and General Counsel through January 30, 2014.
(2)	Represents shares of common stock issuable upon exercise of stock options.
(3)	Represents the closing sales price of our common stock on the NYSE MKT on the grant date.
(4)	Dollar amounts shown reflect the aggregate grant date fair value of options computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). The fair value was estimated using the assumptions detailed in Note 8 to the Company’s Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2014 and 2013, respectively. The material terms of each grant are described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End table” below.

In 2014, all equity awards were granted under our 2007 Plan and vest in four equal installments on the first, second, third and fourth anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards of each of the Named Executive Officers as of December 31, 2014.

Name	Option Awards			Option Expiration Date
	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)
Eric I. Richman(2)	11,043	—	3.80	1/18/2015	(3)
	4,510	—	3.80	2/22/2016	(4)
	8,282	—	3.80	1/4/2017	(5)
	260,000	—	5.20	10/2/2017	(6)
	30,573	—	2.46	1/21/2019	(7)
	100,000	—	1.51	3/25/2020	(8)
	100,000	—	1.48	5/18/2020	(9)
	125,000	—	4.20	10/20/2020	(10)
	125,000	—	3.34	11/3/2020	(11)
	225,000	—	3.91	12/23/2020	(12)
	25,000	—	1.76	9/30/2021	(13)
	112,500	37,500	1.16	12/7/2021	(14)
	91,121	—	1.16	12/7/2021	(15)
	75,000	75,000	1.19	12/12/2022	(16)
	—	320,000	1.94	1/29/2024	(17)
	—	271,320	1.71	12/11/2024	(18)
Linda L. Chang(19)	132,500	37,500	1.59	11/7/2021	(20)
	37,500	37,500	1.13	12/3/2022	(21)
	—	210,000	1.94	1/29/2024	(22)
	—	186,207	1.71	12/8/2024	(23)
Francesca M. Cook(24)	8,283	—	3.80	1/18/2015	(25)
	3,222	—	3.80	2/22/2016	(26)
	8,281	—	3.80	1/4/2017	(27)
	140,000	—	5.20	10/2/2017	(28)
	25,737	—	2.46	1/21/2019	(29)
	75,000	—	1.38	5/6/2020	(30)
	75,000	—	3.55	12/8/2020	(31)
	56,250	18,750	1.21	12/1/2021	(32)
	30,933	—	1.21	12/1/2021	(33)
	32,500	32,500	1.13	12/3/2022	(34)
	—	195,000	1.94	1/29/2024	(35)
	—	171,582	1.71	12/8/2024	(36)
Wayne Morges, Ph.D.(37)	15,184	—	3.80	1/31/2015	(38)
	4,107	—	3.80	2/22/2016	(39)
	4,141	—	3.80	1/4/2017	(40)
	115,000	—	5.20	10/2/2017	(41)
	84,362	—	2.46	1/21/2019	(42)
	75,000	—	1.38	5/6/2020	(43)

Name	Option Awards			Option Expiration Date
	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)
	75,000	—	3.55	12/8/2020	(44)
	56,250	18,750	1.21	12/1/2021	(45)
	25,496	—	1.21	12/1/2021	(46)
	22,500	22,500	1.13	12/3/2022	(47)
	—	190,000	1.94	1/29/2024	(48)
	—	167,096	1.71	12/8/2024	(49)

(1)	Reflects options granted under our 2007 Plan as well as options initially granted under the 2002 Long-Term Incentive Plan and assumed by us in the 2007 merger and now outstanding under the 2007 Plan. The exercise price of these options is subject to customary anti-dilution adjustments. As of December 31, 2014, no equity awards remained outstanding for Mr. Karp, who served as our Senior Vice President and General Counsel through January 30, 2014.
(2)	Mr. Richman served as our President and Chief Executive Officer through March 11, 2015. Under the terms of his separation agreement, Mr. Richman’s options will continue to vest for as long as he serves on our Board of Directors, with his then-vested options remaining exercisable until the date that is 90 days after Mr. Richman leaves our Board.
(3)	Reflects options to purchase 11,043 shares of common stock granted on January 18, 2005, which are fully vested.
(4)	Reflects options to purchase 4,510 shares of common stock granted on February 22, 2006, which are fully vested.
(5)	Reflects options to purchase 8,282 shares of common stock granted on January 4, 2007, which are fully vested.
(6)	Reflects options to purchase 260,000 shares of common stock granted on October 2, 2007, which are fully vested.
(7)	Reflects options to purchase 30,573 shares of common stock granted on January 21, 2009, which are fully vested.
(8)	Reflects options to purchase 100,000 shares granted on March 25, 2010, which are fully vested.
(9)	Reflects options to purchase 100,000 shares granted on May 18, 2010, which are fully vested.
(10)	Reflects options to purchase 125,000 shares granted on October 20, 2010, which are fully vested.
(11)	Reflects options to purchase 125,000 shares granted on November 3, 2010, which are fully vested.
(12)	Reflects options to purchase 225,000 shares granted on December 23, 2010, which are fully vested.
(13)	Reflects options to purchase 25,000 shares granted on September 30, 2011, which are fully vested.
(14)	Reflects options to purchase 150,000 shares granted on December 7, 2011, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (2).
(15)	Reflects options to purchase 91,121 shares granted on December 7, 2011, which are fully vested.
(16)	Reflects options to purchase 150,000 shares granted on December 12, 2012, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (2).
(17)	Reflects options to purchase 320,000 shares granted on January 29, 2014, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (2).
(18)	Reflects options to purchase 271,320 shares granted on December 11, 2014, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (2).
(19)	Ms. Chang served as our Senior Vice President, Chief Financial Officer, Treasurer and Secretary through April 30, 2014. Under the terms of her separation agreement, her outstanding options stopped vesting on her termination date but remain exercisable for nine months after her termination date.

(20)	Reflects options to purchase 170,000 shares granted on November 7, 2011, pursuant to which 25,000 vested immediately, and the remaining vest 25% on the first, second, third and fourth anniversaries of the grant date.
(21)	Reflects options to purchase 75,000 shares granted on December 3, 2012, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (19).
(22)	Reflects options to purchase 210,000 shares granted on January 29, 2014, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (19).
(23)	Reflects options to purchase 186,207 shares granted on December 8, 2014, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (19).
(24)	Ms. Cook served as our Senior Vice President, Policy & Government Affairs through March 9, 2015. Under the terms of her separation, her outstanding options stopped vesting on her termination date but remain exercisable for six months after her termination date.
(25)	Reflects options to purchase 11,044 shares of common stock granted on January 18, 2005, of which 2,761 were exercised and 8,283 are fully vested but unexercised.
(26)	Reflects options to purchase 3,222 shares of common stock granted on February 22, 2006, which are fully vested.
(27)	Reflects options to purchase 8,281 shares of common stock granted on January 4, 2007, which are fully vested.
(28)	Reflects options to purchase 140,000 shares of common stock granted on October 2, 2007 which are fully vested.
(29)	Reflects options to purchase 25,737 shares of common stock granted on January 21, 2009, which are fully vested.
(30)	Reflects options to purchase 75,000 shares granted on May 6, 2010, which are fully vested.
(31)	Reflects options to purchase 75,000 shares granted on December 8, 2010, which are fully vested.
(32)	Reflects options to purchase 75,000 shares granted on December 1, 2011, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (24).
(33)	Reflects options to purchase 30,933 shares granted on December 1, 2011, which are fully vested.
(34)	Reflects options to purchase 65,000 shares granted on December 3, 2012, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (24).
(35)	Reflects options to purchase 195,000 shares granted on January 29, 2014, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (24).
(36)	Reflects options to purchase 171,582 shares granted on December 8, 2014, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (24).
(37)	Dr. Morges served as our Senior Vice President, Regulatory Affairs and Quality through March 9, 2015. Under the terms of his separation agreement, his outstanding options stopped vesting on his termination date but remain exercisable for six months after his termination date.
(38)	Reflects options to purchase 15,184 shares of common stock granted on January 31, 2005, which are fully vested.
(39)	Reflects options to purchase 4,107 shares of common stock granted on February 22, 2006, which are fully vested.
(40)	Reflects options to purchase 4,141 shares of common stock granted on January 4, 2007, which are fully vested.
(41)	Reflects options to purchase 115,000 shares of common stock granted on October 2, 2007, which are fully vested.
(42)	Reflects options to purchase 89,986 shares of common stock granted on January 21, 2009, of which 5,624 were exercised and 84,362 are fully vested but unexercised.
(43)	Reflects options to purchase 75,000 shares granted on May 6, 2010, which are fully vested.
(44)	Reflects options to purchase 75,000 shares granted on December 8, 2010, which are fully vested.
(45)	Reflects options to purchase 75,000 shares granted on December 1, 2011, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date.
(46)	Reflects options to purchase 25,496 shares granted on December 1, 2011, which are fully vested.

(47)	Reflects options to purchase 45,000 shares granted on December 3, 2012, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date.
(48)	Reflects options to purchase 190,000 shares granted on January 29, 2014, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (37).
(49)	Reflects options to purchase 167,096 shares granted on December 8, 2014, pursuant to which 25% vest on the first, second, third and fourth anniversaries of the grant date. See also footnote (37).

Option Exercises and Stock Awards Vested

The following table sets forth information regarding the exercise of stock options and vesting of restricted stock awards during the fiscal year ended December 31, 2014 for each Named Executive Officer on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vest (#)	Value Realized on Vest ($)(2)
Eric I. Richman	—	—	—	—
Linda L. Chang	—	—	6,667	11,467
Francesca Cook	—	—	—	—
Wayne Morges, Ph.D.	—	—	—	—
Jordan P. Karp, Esq.(3)	201,900	95,912	—	—

(1)	The amounts in the “Value Realized on Exercise” column are calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price of the option.
(2)	The amounts in the “Value Realized on Vest” column are calculated based on the product of the closing market price per share of our common stock on the date of vest and the number of shares that vested on such date.
(3)	Mr. Karp served as our Senior Vice President and General Counsel through January 30, 2014.

Employment and Separation Agreements

Eric I. Richman

Mr. Richman was appointed our President and Chief Operating Officer on March 25, 2010, our interim Chief Executive Officer on May 2, 2010, and our Chief Executive Officer on October 20, 2010. On December 23, 2010, we entered into a new employment agreement with Mr. Richman, for the period commencing on January 1, 2011 and ending on the first anniversary of such date. The term of the agreement was automatically extended for an additional year on each anniversary unless 90 days’ prior written notice of non-extension was provided, provided that a nonrenewal by the Company would have been treated as a termination without cause under the agreement.

Mr. Richman was terminated as our President and Chief Executive Officer effective March 11, 2015. In connection with the termination, he entered into a separation agreement and general release and waiver, dated March 16, 2015. Both his employment agreement and his separation agreement are described below.

Employment Agreement

Under the agreement, Mr. Richman was paid a specified annual base salary, subject to annual review and increase at the option of the Compensation Committee of our Board of Directors. In 2014, Mr. Richman’s base salary was increased to $496,460. Under the terms of the agreement, Mr. Richman was also eligible for an annual cash bonus, the target of which was no less than 60% of his base salary, based on the achievement of certain corporate objectives. The corporate objectives were determined by the Compensation Committee in consultation with Mr. Richman, while the achievement of such objectives were determined by the Compensation Committee.

Under the terms of the agreement, if Mr. Richman was terminated other than for cause or he resigned for good reason, he would be entitled to receive, in addition to unpaid salary and expenses and payment of accrued incentive compensation amounts, (A) severance payments in the form of a continuation of his base salary in effect immediately prior to the termination for a period of 12 months following the termination, (B) a lump-sum payment equal to the accrued portion of his target bonus, including any unpaid portion of the prior year’s bonus, and (C) COBRA coverage, to the extent elected, provided at the same premiums as are charged to active employees for the same level of group health coverage for a period of 12 months following termination, all of which would be payable in consideration for and only after he executes a general release containing terms reasonably satisfactory to us. The same provisions would have applied had Mr. Richman been terminated without cause or if he resigned for good reason within 12 months of a change of control and no new employment agreement had been entered into within 90 days of such change of control, except that Mr. Richman’s severance payment would have been made in one lump-sum payment corresponding to 18 months’ salary, he would also have received his target bonus for the year of termination and all equity-based awards held by Mr. Richman would have been deemed fully vested as of the date of termination.

The December 23, 2010 agreement requires that during his employment and for a period of 12 months (in some cases 18 months) following termination of the employment, Mr. Richman shall not directly or indirectly engage in the development, production, marketing or sale of products that compete with our products or assist others in a competing business or induce other employees of PharmAthene to terminate their employment with us or engage in a competing business. Mr. Richman is furthermore required to refrain from directly or indirectly disclosing any confidential information obtained while working at PharmAthene.

The agreement further specifies that if Mr. Richman became entitled to severance payments, subject to a limited exception in case of adverse tax effects, all salary continuation payments would be placed in an irrevocable grantor trust, the assets of which were to be used to make the severance payments to the executive or satisfy the claims of the Company’s unsecured general creditors in the event of the Company’s insolvency or bankruptcy.

Separation Agreement

Mr. Richman was terminated as our President and Chief Executive Officer effective March 11, 2015. The termination was without “cause” as defined under his employment agreement and Mr. Richman will therefore receive cash payments in accordance with the terms of that agreement.

In connection with the termination, Mr. Richman also entered into a separation agreement and general release and waiver, dated March 16, 2015. The separation agreement reiterates Mr. Richman’s right to receive (1) cash payments aggregating $496,460 as severance pay over a period of 12 months, (2) a cash payment of $57,127 representing the accrued portion of Mr. Richman’s 2015 target bonus amount as of March 11, 2015, and (c) COBRA coverage, to the extent elected, provided at the same premiums as are charged to active employees for the same level of group health coverage for a period of 12 months following termination. In addition, the separation agreement provides that all stock options held by Mr. Richman on his termination date will continue to vest for as long as he serves on our Board of Directors, with his then-vested options terminating 90 days after Mr. Richman leaves our Board. The separation agreement contains releases by Mr. Richman and the Company.

Please also read the disclosure under “— Severance Plan” below with respect to the effect of “change of control” events had any such events occurred prior to Mr. Richman’s termination.

Linda L. Chang

On February 7, 2012, we entered into an employment agreement with Linda Chang for the period commencing on February 7, 2012 and ending on the first anniversary of her hiring date, November 7, 2012. The term of the agreement was automatically extended for an additional year on each anniversary unless 90 days’ prior written notice of non-extension was provided.

Ms. Chang was terminated as our Senior Vice President, Chief Financial Officer, Treasurer and Secretary effective April 30, 2015. In connection with the termination, she is expected to enter into a separation agreement and general release and waiver substantially in the form of the separation agreements described for Ms. Cook and Dr. Morges below. Both her employment agreement and the form of her separation agreement are described below.

Employment Agreement

Under the agreement, Ms. Chang was paid a specified annual base salary, subject to annual review and increase at the option of the Compensation Committee. In 2014, Ms. Chang’s base salary was increased to $340,720. Ms. Chang was also eligible to receive, at the sole discretion of the Compensation Committee, an annual cash bonus of up to 30% of her base salary, and could be eligible for additional bonuses at the option and sole discretion of the Compensation Committee based on the achievement of certain pre-determined performance milestones.

The agreement reflected payment of a $25,000 signing bonus upon her employment with the Company, with the requirement that she repay such amount had she resigned her employment for any reason other than for “good reason” or had the Company terminated her employment for “cause” prior to November 7, 2012. The agreement reflected the grant of an option, under the 2007 Plan, to purchase up to 170,000 shares of the Company’s common stock at an exercise price of $1.59 per share, the closing price of the Company’s common stock on the NYSE MKT on the date of grant. The option, which has a term of ten years, vested immediately with respect to 20,000 shares, with the remaining 150,000 shares vesting over a 4 year period with 25% each vesting on the first, second, third and fourth anniversaries of the grant date. Ms. Chang was terminated as of April 30, 2015 and this option will therefore not continue to vest. The employment agreement also reflected the award of a restricted share grant of 20,000 shares of Company common stock under the 2007 Plan vesting at a rate of 33 1/3rd% per year starting on the first anniversary of the date of grant.

Under the terms of the agreement, if Ms. Chang was terminated other than for cause or she resigned for good reason, she was entitled to receive, in addition to unpaid salary and expenses and payment of accrued incentive compensation amounts, severance payments in the form of a continuation of her base salary in effect immediately prior to the termination for a period of nine months following the termination, payable in consideration for and only after she executed a general release containing terms reasonably satisfactory to us.

Separation Agreement

Ms. Chang was terminated as our Senior Vice President, Chief Financial Officer, Treasurer and Secretary effective April 30, 2015. The termination was without “cause” as defined under her employment agreement and Ms. Chang will therefore receive cash payments in accordance with the terms of that agreement.

In connection with the termination, Ms. Chang is also expected to enter into a separation agreement and general release and waiver substantially in the form of the separation agreements described for Ms. Cook and Dr. Morges below. The separation agreement is expected to reiterate Ms. Chang’s right to receive cash payments aggregating $255,540 as severance pay over a period of 9 months. The separation agreement is also expected to specify that COBRA coverage, to the extent elected, will be provided at the same premiums as are charged to active employees for the same level of group health coverage for a period of 9 months following termination and that all vested stock options held by Ms. Chang on her termination date will continue to be exercisable for the same period. The separation agreement is expected to contain releases by Ms. Chang and the Company. The agreement is furthermore expected to obligate Mr. Chang to cooperate with the Company in connection with the SIGA litigation.

Please also read the disclosure under “— Severance Plan” below with respect to the effect of “change of control” events had any such events occurred prior to Ms. Chang’s termination.

Francesca Cook

On April 18, 2008, we entered into an employment agreement with Francesca Cook, under which Ms. Cook served as our Vice President, Policy & Government Affairs, for the period commencing on April 18, 2008 and ending on the first anniversary of such date. The term of the agreement was automatically extended for an additional year on each anniversary unless 90 days’ prior written notice of non-extension was provided.

Ms. Cook was terminated as our Senior Vice President, Policy & Government Affairs effective March 9, 2015. In connection with the termination, she entered into a separation agreement and general release and waiver effective March 9, 2015. Both her employment agreement and the separation agreement are described below.

Employment Agreement

Under the employment agreement, Ms. Cook was paid a specified annual base salary, subject to annual review and increase at the option of the Compensation Committee. In 2014, Ms. Cook’s base salary was increased to $313,959. Ms. Cook was also eligible to receive, at the sole discretion of the Compensation Committee, an annual cash bonus of up to 30% of her base salary, and could be eligible for additional bonuses at the option and sole discretion of the Compensation Committee based on the achievement of certain pre-determined performance milestones.

Under the terms of her agreement, if Ms. Cook was terminated other than for cause or she resigned for good reason, she was entitled to receive, in addition to unpaid salary and expenses and payment of accrued incentive compensation amounts, severance payments in the form of a continuation of her base salary in effect immediately prior to the termination for a period of six months following the termination, which were payable in consideration for and only after she executed a general release containing terms reasonably satisfactory to us.

Separation Agreement

Ms. Cook was terminated as our Senior Vice President, Policy & Government Affairs effective March 9, 2015. The termination was without “cause” as defined under her employment agreement and Ms. Cook will therefore receive cash payments in accordance with the terms of that agreement.

In connection with the termination, Ms. Cook also entered into a separation agreement and general release and waiver, effective March 9, 2015. The separation agreement reiterates Ms. Cook’s right to receive cash payments aggregating $156,979.50 as severance pay over a period of 6 months. The separation agreement also provides COBRA coverage, to the extent elected, at the same premiums as are charged to active employees for the same level of group health coverage for a period of 6 months following termination and that all vested stock options held by Ms. Cook on her termination date will continue to be exercisable for the same period. The separation agreement contains releases by Ms. Cook and the Company. The agreement furthermore obligates Ms. Cook to cooperate with the Company in connection with the SIGA litigation.

Please also read the disclosure under “— Severance Plan” below with respect to the effect of “change of control” events had any such events occurred prior to Ms. Cook’s termination.

Wayne Morges, Ph.D.

On August 12, 2008, we entered into an employment agreement with Wayne Morges, Ph.D. under which Dr. Morges served as our Vice President, Regulatory Affairs and Quality, for the period commencing on April 18, 2008 and ending on April 18, 2009. The term of the agreement was automatically extended for an additional year on each anniversary unless 90 days’ prior written notice of non-extension was provided.

Dr. Morges was terminated as our Senior Vice President, Regulatory Affairs and Quality effective March 9, 2015. In connection with the termination, he entered into a separation agreement and general release and waiver effective March 9, 2015. Both his employment agreement and the separation agreement are described below.

Employment Agreement

Under the employment agreement, Dr. Morges was paid a specified annual base salary, subject to annual review and increase at the option of the Compensation Committee. In 2014, Dr. Morges’ base salary was increased to $305,752. Dr. Morges was also eligible to receive, at the sole discretion of the Compensation Committee, an annual cash bonus of up to 30% of his base salary, and could be eligible for additional bonuses at the option and sole discretion of the Compensation Committee based on the achievement of certain pre-determined performance milestones.

Under the terms of his agreement, if Dr. Morges was terminated other than for cause or he resigned for good reason, he was entitled to receive, in addition to unpaid salary and expenses and payment of accrued incentive compensation amounts, severance payments in the form of a continuation of his base salary in effect immediately prior to the termination for a period of six months following the termination, which were payable in consideration for and only after he executed a general release containing terms reasonably satisfactory to us.

Separation Agreement

Dr. Morges was terminated as our Senior Vice President, Regulatory Affairs and Quality effective March 9, 2015. The termination was without “cause” as defined under his employment agreement and Dr. Morges will therefore receive cash payments in accordance with the terms of that agreement.

In connection with the termination, Dr. Morges also entered into a separation agreement and general release and waiver, effective March 9, 2015. The separation agreement reiterates Dr. Morges’ right to receive cash payments aggregating $152,876.00 as severance pay over a period of 6 months. The separation agreement also provides COBRA coverage, to the extent elected, at the same premiums as are charged to active employees for the same level of group health coverage for a period of 6 months following termination and that all vested stock options held by Dr. Morges on his termination date will continue to be exercisable for the same period. The separation agreement contains releases by Dr. Morges and the Company. The agreement furthermore obligates Dr. Morges to cooperate with the Company in connection with the SIGA litigation. The agreement also provides that for six months following termination, Dr. Morges may be called upon from time to time to assist PharmAthene with matters relating to his duties and responsibilities prior to termination at an hourly rate of $169.

Please also read the disclosure under “— Severance Plan” below with respect to the effect of “change of control” events had any such events occurred prior to Dr. Morges’ termination.

Jeffrey Jones, Ph.D.

Jeffrey Jones was appointed to serve as our Vice President and Chief Operating Officer effective March 12, 2015. We entered into an employment agreement with Jeffrey Jones, Ph.D. effective from March 12, 2015. The term of the agreement is one year, with automatic extensions for an additional year on each anniversary unless 90 days’ prior written notice of non-extension was provided.

Under the employment agreement, Dr. Jones is paid an annual base salary of $222,452, subject to annual review and increase at the option of the Compensation Committee. Dr. Jones will also receive a 10% retention bonus payable if he has not been terminated for cause or has not resigned other than for good reason prior to December 31, 2015. Dr. Jones is eligible to receive, at the sole discretion of the Compensation Committee, an annual cash bonus of up to 50% of his base salary payable based on the achievement of certain pre-determined performance milestones. In addition, Dr. Jones may be eligible for additional bonuses at the option and sole discretion of the Compensation Committee.

Under the terms of his agreement, if Dr. Jones is terminated other than for cause or he resigns for good reason, he is entitled to receive, in addition to unpaid salary and expenses and payment of accrued incentive compensation amounts, severance payments in the form of a continuation of his base salary in effect immediately prior to the termination for a period of nine months following the termination, and for the duration of such period continuation of the benefits that had been provided to Dr. Jones immediately prior to termination under the same terms and conditions under which the benefits are provided to active employees of the same level and qualifications. These severance payments and benefits are payable in consideration for and only after he executes a general release containing terms reasonably satisfactory to us. The definitions in Mr. Richman’s employment agreement of termination “for cause” and “for good reason” also apply, except that non-renewal by the Company of the agreement in accordance with the terms of the agreement would not qualify as a termination “for good reason” in the employment agreement for Dr. Jones.

Dr. Jones also received, on March 12, 2015, a grant of 25,000 shares of restricted stock vesting in two equal increments over two years, subject to acceleration if (A) each of (i) the Company’s litigation in the State of Delaware against SIGA Technologies, Inc. and (ii) the proceedings in the United States Bankruptcy Court in the Southern District of New York involving SIGA Technologies, Inc., are finally resolved (i.e., no longer remain subject to appeal) or (B) Dr. Jones’ position is eliminated as part of a reduction in force. The shares of restricted stock were granted under the Company’s 2007 Plan.

John M. Gill

John M. Gill, a member of our Board of Directors, was appointed to serve as our President and Chief Executive Officer beginning March 12, 2015. The Company has not entered into a written employment agreement with Mr. Gill. Mr. Gill is expected to devote necessary time to carry out his duties as President and Chief Executive Officer, and although he does not have other employment, he is not expected to devote his full time to the business of the Company, which is reflected in his compensation. Mr. Gill will receive an annual salary of $200,000 as President and Chief Executive Officer, with the possibility of bonuses and option grants to be determined at a future date.

Philip MacNeill

Philip MacNeill was appointed to serve as our Vice President, Chief Financial Officer, Treasurer and Secretary effective May 1, 2015. The Company has not entered into a written employment agreement with Mr. MacNeill. Mr. MacNeill will receive a salary of $226,045 and a 10% retention bonus payable if he has not been terminated for cause or has not resigned other than for good reason prior to December 31, 2015. Mr. MacNeill is also eligible to receive, at the sole discretion of the Compensation Committee, an annual cash bonus of up to 25% of his base salary payable based on the achievement of certain pre-determined performance milestones. In addition, Mr. MacNeill may be eligible for additional bonuses at the option and sole discretion of the Compensation Committee. Mr. MacNeill is furthermore receiving a grant of 25,000 shares of restricted stock vesting in two equal increments over two years, subject to acceleration if (A) each of (i) the Company’s litigation in the State of Delaware against SIGA Technologies, Inc. and (ii) the proceedings in the United States Bankruptcy Court in the Southern District of New York involving SIGA Technologies, Inc., are finally resolved (i.e., no longer remain subject to appeal) or (B) Mr. MacNeill’s position is eliminated as part of a reduction in force, The shares of restricted stock are being granted under the Company’s 2007 Plan.

Jordan P. Karp, Esq.

On June 30, 2008, we entered into an employment agreement with Jordan P. Karp, Esq. under which Mr. Karp served as our General Counsel, for the period commencing on June 30, 2008 and ending on the first anniversary of such date. The term of the agreement was automatically extended for an additional year on each anniversary unless 90 days’ prior written notice of non-extension was provided.

Under the agreement, Mr. Karp was initially paid an annual base salary of $275,000, subject to annual review and increase at the option of the Compensation Committee. For 2013 (his final full year of employment with us), Mr. Karp’s annual base salary was $320,588. Mr. Karp was also eligible for an annual cash bonus of up to 30% of his base salary payable at the sole discretion of the Compensation Committee.

Under the terms of his agreement, if Mr. Karp was terminated other than for cause or he resigned for good reason, he was entitled to receive, in addition to unpaid salary and expenses and payment of accrued incentive compensation amounts, severance payments in the form of a continuation of his base salary in effect immediately prior to the termination for a period of six months following the termination, which were payable in consideration for and only after he executed a general release containing terms reasonably satisfactory to us.

On January 30, 2014, the Company eliminated the position of General Counsel and terminated Mr. Karp as Senior Vice President and General Counsel of the Company. In connection therewith, the Company agreed to pay Mr. Karp an amount equal to six months of salary, to reimburse him for six months of health insurance, to accelerate the vesting of 48,750 then-unvested options from a December 3, 2012 option grant, and to extend the exercise period for those options to coincide with his severance period, among other things. Mr. Karp exercised 201,900 stock options prior to expiration of the options.

Potential Payments Upon Termination or Change of Control

Termination Without Cause/For Good Reason after a Change of Control

Severance Plan

On May 9, 2012, our Board of Directors approved the following severance plan (the “Severance Plan”) for our Chief Executive Officer and certain other executives, including our Chief Financial Officer and each Named Executive Officer, which applies in case of a “change of control.” Under the terms of the Severance Plan, our Board of Directors can modify or terminate the Severance Plan at any time. On August 13, 2014, the Board of Directors, acting through its Compensation Committee, modified the Severance Plan by eliminating its application to all executive officers other than the Company’s Chief Executive Officer and Chief Financial Officer.

For our President and Chief Executive Officer, the Severance Plan includes: (a) payments equal to 24 months’ worth of base salary; (b) two times target annual cash bonus; (c) health and other benefits continuation for 24 months; and (d) an excise tax gross up. For our Chief Financial Officer, the Severance Plan includes (a) base salary continuation for 18 months; (b) 1.5 times target annual cash bonus; (c) health and other benefits continuation for 18 months; and (d) in lieu of an excise tax gross up, a “best executive choice” provision under which the executive can elect to reduce his or her severance payment to the extent necessary to avoid triggering excise tax on such payment.

The following table sets forth the amount of potential payments and value of benefits that each Named Executive Officer would have received if we had terminated the executive officer’s employment on December 31, 2014 following a “change of control” as specified under the Severance Plan:

Name	Cash Payments ($)(1)	Value of Benefits ($)(2)	Value of Options ($)(3)	Excise Tax Gross Up ($)(4)
Eric I. Richman	1,588,672	47,479	98,007	667,513
Linda L. Chang	664,404	—	52,371	—

(1)	Represents the sum of (a) an amount equal to 24 months’ worth of base salary (for Eric Richman) and 18 months’ worth of base salary (for Linda Chang), and (b) an amount equal to 200% of the target annual cash bonus (for Eric Richman) and 150% of the target annual cash bonus (for Linda Chang). According to their respective employment agreements, Mr. Richman’s target bonus was up to 60% of base salary and the target bonus for Linda Chang was up to 30% of base salary.
(2)	For Mr. Richman, represents estimated value of health and life insurance for 24 months. For Ms. Chang, this amount is zero because she did not claim any health and life insurance benefits as of December 31, 2014.
(3)	The value of the automatic acceleration of the vesting of unvested stock options held by an executive is based on the difference between: (a) the market price of the shares of PharmAthene, Inc. common stock underlying the unvested stock options held by such officer as of December 31, 2014, which is based on the closing sale price of common stock on December 31, 2014 (i.e., $1.81), and (b) the exercise price of the options, which range from $1.13 to $1.94 per share. If the closing price per share of the Company’s common stock was at or below the exercise price of the unvested stock option, there was no intrinsic value associated with that unvested award at December 31, 2014. Under Mr. Richman’s employment agreement, if he had been terminated without cause or if he resigned for good reason within 12 months of a change of control and no new employment agreement had been entered into within 90 days of such change of control, all equity-based awards held by Mr. Richman would have been deemed fully vested as of the date of termination.
(4)	To the extent that Mr. Richman had been subject to certain excise taxes under Section 4999 of the Internal Revenue Code, he would have been eligible for reimbursement of those excise taxes and any additional federal, state, local and excise tax resulting from such gross-up payments. The amount reported in the table is calculated assuming an excise tax rate of 20%. We have assumed, solely for purposes of preparing this table, that the salary continuation portion of the severance constitutes “reasonable compensation” for the restrictive covenants to which the executive is bound following the termination of employment. Accordingly, we have not treated the salary continuation portion as part of the amounts falling under Section 4999 of the Internal Revenue Code. Such assumption may change at the time of an actual change of control. Ms. Chang was subject to a “best executive choice” provision under which she could elect to reduce her severance payment to the extent necessary to avoid triggering excise tax on such payment.

Under the Severance Plan, as amended, Ms. Cook and Dr. Morges would not have received any benefits under the stated circumstances. Mr. Karp was no longer an executive officer as of December 31, 2014.

Termination Without Cause/For Good Reason in the Absence of a Change of Control

The following table sets forth the percentage of base salary and the stated period for continued employee benefits to which each of our Named Executive Officers was entitled, if we had terminated the executive officer’s employment without cause or if the Named Executive Officer had resigned for good reason on December 31, 2014, as set forth in the relevant employment agreement. The table does not include the effect of the separation agreements entered into with our executive officers as part of our 2015 Realignment Plan, which are described under “— Separation Agreements under Realignment Plan” below.

Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits
Eric I. Richman	100% of salary for 12 months; lump-sum payment of accrued portion of target bonus and unpaid portion of prior year’s bonus	12 Months
Linda L. Chang	100% of salary for 9 months	—
Francesca Cook	100% of salary for 6 months	—
Wayne Morges, Ph.D.	100% of salary for 6 months	—

Mr. Karp was no longer an executive officer as of December 31, 2014. In connection with his termination in January 2014, the Company agreed to pay Mr. Karp an amount equal to six months of salary, to reimburse him for six months of health insurance, to accelerate the vesting of 48,750 then-unvested options from a December 3, 2012 option grant, and to extend the exercise period for those options to coincide with his severance period, among other things.

The following table sets forth the amount of potential payments and value of benefits that each Named Executive Officer would have received if we had terminated the executive officer’s employment without cause or if the Named Executive Officer resigned for good reason on December 31, 2014, as set forth in the relevant employment agreement. The table does not include the effect of the separation agreements entered into with our executive officers as part of our 2015 Realignment Plan, which are described under “— Separation Agreements under Realignment Plan” below.

Name	Cash Payments ($)(1)	Value of Benefits ($)(2)	Value of Options ($)(3)
Eric I. Richman	496,460	23,739	98,007
Linda L. Chang	255,540	—	—
Francesca Cook	156,980	—	—
Wayne Morges, Ph.D.	152,876	—	—

(1)	See preceding table. The amounts in the table above only reflect the salary portion of the cash payments.
(2)	Estimated value of health and life insurance and other benefits. See preceding table.
(3)	The value of the automatic acceleration of the vesting of unvested stock options held by an executive is based on the difference between: (a) the market price of the shares of the Company’s common stock underlying the unvested stock options held by such officer as of December 31, 2014, which is based on the closing sale price of common stock on December 31, 2014 (i.e., $1.81), and (b) the exercise price of the options, which range from $1.13 to $1.94 per share. If the closing price per share of the Company’s common stock was at or below the exercise price of an unvested stock option, there was no intrinsic value associated with that unvested award at December 31, 2014.

Separation Agreements under Realignment Plan

In connection with our Realignment Plan announced in March 2015, Mr. Richman, Ms. Cook and Dr. Morges also entered into separation agreements with the Company, and Ms. Chang is expected to enter into a similar separation agreement. These agreements extend exercise periods of options and health benefits. In light of his continuing service as director, Mr. Richman’s options will continue vesting for as long as he serves on our Board of Directors, with his then-vested options terminating 90 days after Mr. Richman leaves our Board. Ms. Chang’s, Dr. Morges’ and Ms. Cook’s options will remain exercisable for the duration of their respective severance periods. Changes to the exercise period of these options were made in accordance with the terms of the 2007 Plan. In addition, to the extent that the executive officers elect COBRA coverage, the premiums payable by the officers during their respective severance periods will equal those payable by active employees of the Company for the same level of group health coverage, and will be deducted from the officers’ severance pay. The separation agreements contain releases by the executive officers and the Company. The agreements with Ms. Chang, Dr. Morges and Ms. Cook furthermore obligate them to cooperate with the Company in connection with the SIGA litigation.

Equity Compensation Plan Information

The following table provides information regarding the number of securities to be issued under our 2007 Plan, the weighted-average exercise price of options issued under the 2007 Plan and the number of securities remaining available for future issuance under the 2007 Plan, in each case as of December 31, 2014:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	7,389,894	2.32	9,244,388	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	7,389,894	2.32	9,244,388

(1)	This amount includes shares underlying unexercised options already granted and reported in the first column. Under our 2007 Plan, such shares are not treated as issued and are not counted as used against the plan limits until the options are exercised. If we were to exclude shares underlying unexercised options already granted, this amount would be 1,854,494 as of December 31, 2014. Under our 2007 Plan, the number of shares available for issuance under such plan was automatically increased as of the first day of our fiscal year, beginning in 2009 and occurring each year thereafter through 2014, by a number that is equal to the lower of (i) 1,100,000 shares, (ii) 2.5% of the outstanding shares of common stock as of the end of our immediately preceding fiscal year, and (iii) any lesser number of shares determined by the Board; provided, however, that the aggregate number of shares available for issuance pursuant to such increases may not exceed 5,700,000 shares. This 5,700,000 share limit was reached on January 1, 2014.

Further information regarding our 2007 Plan is contained in Note 8 to our consolidated financial statements for the fiscal year ended December 31, 2014 contained in our Annual Report on Form 10-K for that year.

Certain Relationships and Related Transactions

Other than as disclosed pursuant to Item 402 of Regulation S-K in the sections “Director Compensation” and “Executives and Executive Compensation” above, no reportable transactions as described in Item 404(a) of Regulation S-K took place in the year ended December 31, 2014 through the date of this proxy statement. There are no familial relationships among our directors, nominees and/or executive officers.

Under the Company’s written Conflicts of Interest Policy, each director and officer must disclose to the Board, or separately-appointed conflicts committee of the Board (the “Reviewing Directors”), any matter that could reasonably be considered to involve a material financial interest that such director or officer, or any immediate family member of such director or officer, has, or any transaction, contract or arrangement involving the Company and another entity of which the person serves as officer or director. As defined in the policy, financial interests include any direct or indirect (i) existing or potential ownership or investment interest in any entity with which the Company has a transaction, contract or other arrangement; (ii) compensation arrangement with the Company or with any entity or individual with which the Company has a transaction, contract or other arrangement (except that officers need not disclose compensation and other benefits paid to the officer pursuant to a resolution of the Board of Directors); (iii) existing or potential ownership or investment interest in, or compensation arrangement with, any entity or individual with which the Company is negotiating a transaction, contract or other arrangement; or (iv) existing or potential ownership or investment interest in, or compensation arrangement with, any entity whose business or operation has been or will be directly affected by a decision or action of the Company. After disclosure of the actual or potential conflict of interest, the disinterested Reviewing Directors must determine whether a conflict of interest exists. If the disinterested Reviewing Directors determine a conflict of interest exists, the chairman of the Board or the committee must, if appropriate, appoint a disinterested person to investigate alternatives to the proposed transaction, contract or arrangement. If a more advantageous transaction, contract or arrangement that would not give rise to a conflict of interest is not reasonably attainable under the circumstances, the Board or the committee, as the case may be, must determine by majority vote of the disinterested directors whether the transaction, contract or arrangement is in the Company’s best interest and for its own benefit and whether it is fair and reasonable to the Company. In addition, each of PharmAthene’s directors and officers must submit a written statement annually as to their business and other affiliations that in any way relate to the business and other affiliations of the Company.

The information required by Item 407(a) of Regulation S-K on Director Independence is incorporated herein by reference to “Corporate Governance; Board of Directors” in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC. Based solely on our review of copies of these reports filed with the SEC, we believe there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and 10% beneficial owners for 2014.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as it was available to the Company on April 20, 2015 except as otherwise indicated, based on information furnished by the persons named below, obtained from our transfer agent and/or obtained from certain filings made by the persons named below with the SEC, with respect to the beneficial ownership of shares of the Company’s common stock by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of the Company’s common stock (inclusion in this table shall not be deemed an admission of affiliate status), (ii) each director, nominee for director and Named Executive Officer and (iii) all current directors and executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Outstanding Shares(2)
Funds Affiliated with MPM Bioventures III, L.P.(3)	6,439,822	10.10%
Funds Affiliated with Prescott Group Capital Management, L.L.C.(4)	7,981,035	12.53%
Steven St. Peter, M.D.(5)**	95,004	*
John M. Gill(6)**	191,104	*
Derace L. Schaffer, M.D.(7)**	1,167,710	1.83%
Eric I. Richman(8)**	1,548,808	2.38%
Jeffrey W. Runge, M.D.(9)**	157,700	*
Mitchel Sayare, Ph.D.(10)**	255,500	*
Linda L. Chang(11)	222,900	*
Jordan P. Karp(12)	282,971	*
Francesca M. Cook(13)	531,804	*
Wayne Morges, Ph.D.(14)	537,874	*
All directors and executive officers as a group (8 persons)***	3,749,296	5.67%

*	Less than 1.0%
**	Director
***	Includes shares beneficially owned by Dr. Jones. As of April 20, 2015, Mr. Karp, Ms. Cook, Dr. Morges and Mr. MacNeill were not executive officers and Mr. Markison and Mr. McCleary were not directors, and their shares beneficially owned are therefore not included in this total.
(1)	Unless otherwise indicated in other footnotes, the address for each beneficial owner is c/o PharmAthene, Inc., One Park Place, Annapolis, MD 21401.
(2)	Based on 63,674,526 shares of common stock as of April 20, 2015, all of which were outstanding on the records of our transfer agent. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying warrants, notes or subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the following footnotes or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.
(3)	As disclosed in their Schedule 13D/A filed on December 27, 2010, the amounts included in the table are directly owned by MPM BioVentures III, L.P. (“BV III”), MPM BioVentures III-QP, L.P. (“BV III QP”), MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and MPM Asset Management Investors 2004 BVIII LLC (“AM LLC”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III KG and BV III PF (collectively with AM LLC, BV III GP and BV III LLC, the “MPM Funds”). The members of BV III LLC and AM LLC are Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas Simon III, Michael Steinmetz and Kurt Wheeler, who disclaim beneficial ownership of these shares except to the extent of their proportionate pecuniary interest therein. Dr. Steven St. Peter, a member of our Board of Directors, was affiliated with the MPM Funds through April 2012, but was not a member of the general partners and thus was not deemed to have beneficial ownership of the shares owned by the MPM Funds. The amount for the MPM Funds in the table above includes options to purchase 91,104 shares granted to Dr. St. Peter and subsequently assigned to MPM Funds and options to purchase 1,104 shares held directly by Ansbert Gadicke. The address for the MPM Funds is The John Hancock Tower, 200 Clarendon Street, 54th floor, Boston, MA, 02116.
(4)	Based on a Schedule 13G/A filed on February 17, 2015 by Prescott Group Capital Management, L.L.C. (“Prescott”) and certain entities affiliated or associated with Prescott, including Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P. (collectively, the “Small Cap Funds”), and Phil Frohlich, the principal of Prescott, reflecting shared voting and dispositive power with respect to 7,981,035 shares of common stock of the Company purchased by the Small Cap Funds through the account of Prescott Group Aggressive Small Cap Master Fund, G.P., (“Prescott Master Fund”), of which the Small Cap Funds are general partners. Prescott serves as the general partner of the Small Cap Funds.
(5)	Includes options to purchase 70,004 shares of common stock, all of which are exercisable. Does not include options to purchase 91,104 shares of common stock that have been assigned to the MPM Funds. Dr. St. Peter was affiliated with the MPM Funds through April 2012 as discussed in footnote (3) above. Dr. St. Peter is a member of our Board of Directors.
(6)	Consists of options to purchase 191,104 shares of common stock, all of which are exercisable. Mr. Gill is a member of our Board of Directors and was appointed our President and Chief Executive Officer effective March 12, 2015.
(7)	Includes options to purchase 150,000 shares of common stock, all of which are exercisable. Dr. Schaffer is a member of our Board of Directors.
(8)	Includes shares granted as restricted stock and not relinquished for tax purposes (included herein irrespective of vesting date) and options to purchase a total of 1,361,986 shares of common stock (representing the portion of options to purchase a total of 1,985,806 shares of common stock that was exercisable as of April 20, 2015 or will become exercisable within 60 days thereof). Mr. Richman is a member of our Board of Directors and served as our President and Chief Executive Officer through March 11, 2015.
(9)	Includes options to purchase a total of 120,000 shares of common stock, all of which are exercisable. Dr. Runge is a member of our Board of Directors.
(10)	Includes options to purchase a total of 250,500 shares of common stock, all of which are exercisable. Dr. Sayare is the Chairman of our Board of Directors.
(11)	Ms. Chang served as our Senior Vice President, Chief Financial Officer, Treasurer and Secretary through April 30, 2015. Includes shares granted as restricted stock and not relinquished for tax purposes (included herein irrespective of vesting date). Includes 30,000 shares with respect to which Ms. Chang shares voting and investment power with her spouse. Includes options to purchase a total of 192,900 shares of common stock (representing the portion of options to purchase a total of 611,607 shares of common stock that was exercisable as of April 20, 2015 or will become exercisable within 60 days thereof). As a result of her termination on April 30, 2015, Ms. Chang forfeited the 418,707 unvested options.
(12)	Mr. Karp served as our Senior Vice President and General Counsel through January 30, 2014. Represents beneficial ownership immediately following termination and includes options to purchase a total of 201,900 shares of common stock exercised after termination, but does not include shares issuable upon exercise of options that expired.
(13)	Ms. Cook served as our Senior Vice President, Policy & Government Affairs through March 9, 2015. Represents beneficial ownership immediately following termination and includes options to purchase a total of 495,673 shares of common stock, all of which remain exercisable during the six-month severance period.
(14)	Dr. Morges served as our Senior Vice President, Regulatory Affairs and Quality through March 9, 2015. Represents beneficial ownership immediately following termination and includes options to purchase a total of 509,356 shares of common stock, all of which remain exercisable during the six-month severance period.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)

Background

As required by Section 14A under the Securities Exchange Act of 1934, as amended, we will hold an advisory, non-binding vote to approve the compensation of our named executive officers as disclosed in the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement. At our Annual Meeting of Stockholders held on June 11, 2013, our stockholders voted to hold this advisory vote every two years.

The objectives of the Compensation Committee in establishing the Company’s compensation policy for executive officers are to:

•	compensate competitively in order to attract, retain and motivate a highly competent executive team dedicated to achieving the Company’s goals and strategic plans in a cost-effective manner, which are designed to result in long-term growth in shareholder value;
•	tie individual compensation to individual performance and the success of the Company; and
•	align executive officers’ interests with those of the Company and its shareholders by providing long-term compensation opportunities through participation in the Company’s equity-based incentive compensation plan, or the 2007 Plan, and/or any successor or other long-term incentive compensation plans as may be adopted from time to time.

The market for talented individuals in the biotechnology industry is highly competitive. The Committee considers peer groups, survey data and, from time to time, advice from independent compensation consultants when determining PharmAthene’s compensation structure. The Committee has historically structured compensation between base salary and cash bonuses such that approximately 38% of our CEO’s and 23% of our other executives’ total cash compensation is at risk. Non-cash compensation for executives is structured to provide a reward for corporate and individual performance. The Committee believes that this approach provides an appropriate incentive that aligns the executive officer compensation with the Company’s long-term strategic and performance goals, and also retains and motivates key executive officers.

Board Recommendation

Our Board of Directors is asking stockholders to approve on an advisory, non-binding basis, the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company or our Board. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of the Company’s Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for the Company to amend these decisions. Nevertheless, the vote will provide information to our Board regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Board will be able to consider when determining executive compensation for the years to come. The Board expects the next advisory vote on compensation of our executive officers to occur in 2017.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE EXECUTIVE COMPENSATION SECTION OF THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our Audit Committee has appointed Ernst & Young LLP (“E&Y”) as our independent registered public accountants for the fiscal year ending December 31, 2015 (the “E&Y Appointment”). Although we are not required to have the stockholders ratify the selection of E&Y as our independent registered public accounting firm, we are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain E&Y but may retain such independent registered public accounting firm in any event. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of E&Y are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions.

During the two most recent fiscal years and the interim period preceding the engagement of E&Y, the Company has not consulted with E&Y regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement or reportable event identified in paragraph (a)(1)(iv) of Item 304 of Regulation S-K.

Audit Fees, Audit Related Fees, Tax Fees and Other Fees

The following table sets forth the aggregate fees billed to the Company during the fiscal years ended December 31, 2014 and 2013 by E&Y:

	Fiscal 2014 ($)	Fiscal 2013 ($)
Audit Fees(1)	458,848	524,685
Audit Related Fees(2)	144,533	208,676
Tax Fees(3)	173,195	80,859
All Other Fees(4)	—	—
Total Fees	776,576	814,220

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements included in our Annual Report on Form 10-K and review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements. For the fiscal years ended December 31, 2014 and 2013, fees in this category for professional services billed by E&Y were $458,848 and $524,685, respectively.
(2)	Audit-Related Fees consist of fees billed for assurance and related services rendered that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” For the fiscal years ended December 31, 2014 and 2013, fees in this category for professional services billed by E&Y were $144,533 and $208,676, respectively.
(3)	Tax Fees were billed for services including assistance with tax compliance and the preparation of tax returns, tax consultation services, assistance in connection with tax audits and tax advice related to mergers, acquisitions and dispositions. For the fiscal years ended December 31, 2014 and 2013, fees in this category for professional services billed by E&Y were $173,195 and $80,859, respectively.
(4)	All Other Fees represent fees billed for products and services provided by E&Y other than the services covered in (1) through (3) above. For the fiscal years ended December 31, 2014 and 2013, no such fees were billed by E&Y.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Our Audit Committee requires pre-approval of all audit and non-audit services in one of two methods, and each of the permitted non-auditing services described above has been pre-approved by the Audit Committee. Under the first method, the engagement to render the services would be entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided (i) the policies and procedures are detailed as to the services to be performed, (ii) the Audit Committee is informed of each service, and (iii) such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. Under the second method, the engagement to render the services would be presented to and pre-approved by the Audit Committee (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit). The Chairman of the Audit Committee has the authority to grant pre-approvals of audit and permissible non-audit services by the independent registered public accounting firm, provided that all pre-approvals by the Chairman must be presented to the full Audit Committee at its next scheduled meeting.

Votes Required

Each share of our common stock has the right to cast one vote on the E&Y Appointment. Ratification and approval of the E&Y Appointment requires the favorable vote of a majority of the shares of our common stock that are entitled to vote and are present in person or represented by proxy at the Annual Meeting. As a result, abstentions from voting on the E&Y Appointment will have the same effect as a vote against the E&Y Appointment. However, broker non-votes are considered not to be present for voting on the E&Y Appointment and, consequently, do not count as votes for or against the E&Y Appointment and are not considered in calculating the number of votes necessary for approval.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION PROPOSAL.

Other Information

Annual Report on Form 10-K

Our Annual Report on Form 10-K (including financial statements and the financial statement schedules but without exhibits) for our fiscal year ended December 31, 2014 accompanies this proxy statement but does not constitute a part of our proxy solicitation materials. We will furnish additional copies of our Form 10-K, without charge, to any person whose vote is solicited by this proxy statement upon written request to the following address: PharmAthene, Inc., One Park Place, Annapolis, MD 21401, c/o Corporate Secretary. In addition, upon written request, we will furnish a copy of any exhibit to our Form 10-K to any person whose vote is solicited by this proxy statement upon payment of our reasonable expenses incurred in connection with providing the copy of the exhibit.

Reports filed with the Securities and Exchange Commission

We maintain an internet website at www.pharmathene.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendment to those reports, are available free of charge on our website under the heading “Investor Relations” (see “SEC Filings”) immediately after they are filed with or furnished to the SEC.

Stockholder Proposals for 2016 Annual Meeting

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the next Annual Meeting pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on January 9, 2016 (120 days prior to the first anniversary of the date that this proxy statement is first mailed to stockholders). If we change the date of our 2016 Annual Meeting such that it is more than 30 days from the corresponding date of the 2015 Annual Meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Upon any determination that the date of the 2016 Annual Meeting will be advanced or delayed by more than 30 days from the corresponding date of the 2015 Annual Meeting, we will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

For any proposal that is not submitted for inclusion in next year’s proxy statement by the deadline identified above, SEC rules permit management to vote proxies in its discretion if the Company: (a) receives notice of the proposal more than 45 days prior to the anniversary of the date of this proxy statement and the Company advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter (subject to the right of the proposing stockholder to deliver a proxy statement and proxy of its own in compliance with the terms of Rule 14a-4(c)(2) under the Exchange Act and our by-laws), or (b) does not receive notice of the proposal at least 45 days prior to the anniversary of the date of this proxy statement.

In addition, our by-laws provide that stockholders must provide notice and other materials relating to any business to be proposed by stockholders for consideration at our annual meeting of stockholders, including but not limited to the nomination by a stockholder of candidates to stand for election as a member of our Board of Directors, not less than 90 nor more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders, with certain exceptions in the event the meeting date changes significantly from the prior year’s meeting date.

Any stockholder who wishes to submit a stockholder proposal should send it to PharmAthene, Inc., One Park Place, Suite 450, Annapolis, Maryland 21401, c/o Corporate Secretary.

Householding

Beneficial owners of common stock who share a single address may receive only one copy of the Notice or the proxy materials, as the case may be, unless their broker, bank or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner(s) at such an address wish to discontinue householding and receive a separate copy of the Notice or the proxy materials, as the case may be, or if beneficial owners sharing an address who are currently receiving separate copies wish to receive only one copy, they may contact Broadridge, either by calling (800) 579-1639, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

By Order of the Board of Directors,

Mitchel Sayare, Ph.D.
Chairman

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

PharmAthene, Inc.

2015 Annual Meeting of Stockholders

June 10, 2015
10:00 A.M. New York time

This Proxy is Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this ☒

The undersigned hereby revokes any proxies heretofore given and directs said attorneys to act or vote as follows:

1. Election of Directors:
   - (01) John Gill
   - (02) Eric I. Richman
   - (03) Jeffrey W. Runge, M.D.
   - (04) Mitchel Sayare, Ph.D.
   - (05) Derace L. Schaffer, M.D.
   - (06) Steven St. Peter, M.D.

Vote **FOR** all nominees listed (except as marked)	Vote **WITHHOLD AUTHORITY** to vote for all nominees listed
☐	☐

FOR all nominees listed, except that authority to vote withheld for the following nominee(s): Write the number(s) of the nominee(s) in the box provided to the right. ☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature**____________________ **Date**__________**, 2015.**

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, trustee, administrator, executor, guardian, etc., please indicate your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer, giving full title as such. If a partnership, please sign in full partnership name by authorized person.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

PharmAthene, Inc.

One Park Place
Annapolis, MD 21401

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby constitutes and appoints Mitchel Sayare and John Gill, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all the shares of Common Stock, par value $0.0001 per share, of PharmAthene, Inc. (the "Company") of which the undersigned is the record holder, standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., New York time, on Wednesday, June 10, 2015 at 1301 K Street, NW, Suite 600, East Tower, Washington, DC 20005, and at any adjournment or postponement thereof, in accordance with the instructions noted below, and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment or postponement thereof. Receipt of notice of such meeting, the proxy statement therefor dated April 30, 2015, and the Company's annual report on Form 10-K for the year ended December 31, 2014 is hereby acknowledged.

This Proxy will be voted in accordance with the stockholder's specifications hereon. In the absence of any such specification, this Proxy will be voted:

If any other business is presented at the Annual Meeting, this proxy will be voted by the above-named proxies at the direction of a majority of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. In addition, if the Annual Meeting is required to be adjourned for any reason, this proxy will be voted by the above-named proxies at the direction of a majority of the Board of Directors.

(Continued, and to be marked, dated and signed, on the other side)